UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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☒ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a-12
REALTY INCOME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

REALTY INCOME

THE HOME DEPOT

TRUSTED BY THE WORLD'S LEADING COMPANIES

2026 PROXY STATEMENT

Sainsbury's

March 25, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”) to be held virtually at 9:00 a.m. Pacific Time, on May 21, 2026. You can attend the Annual Meeting at www.virtualshareholdermeeting.com/realty2026 by using the control number that appears on your proxy card and the instructions provided as part of your Proxy Materials. Stockholders may submit questions during the Annual Meeting through the meeting website. The items of business that will be reviewed at the Annual Meeting are described in the Notice of the 2026 Annual Meeting of Stockholders and Proxy Statement.
Realty Income achieved another strong year of steady operating results in 2025. Since our public listing in 1994, we have remained committed to delivering dependable monthly dividends that grow over time, supported by the durable cash flows generated through our long-term net lease strategy. We paid 12 monthly dividends in 2025, and stockholders realized a 2.9% increase in the amount of dividends paid per share. Net income per share increased from $0.98 to $1.17, and we grew Adjusted Funds From Operations (“AFFO”) per share by 2.1% to a record $4.28, representing our 15th consecutive year of AFFO per share growth.
To support our growing investment activity while diversifying our sources of capital, we successfully launched our inaugural open-end, perpetual life fund in 2025, raising $1.5 billion in total commitments through year-end. We also announced an $800 million perpetual preferred equity investment in CityCenter Las Vegas in partnership with Blackstone Real Estate. In total, the Company completed $6.2 billion of investment volume at our pro-rata share at an initial weighted average cash yield of 7.3% in 2025. We continued to grow our presence internationally, with approximately 60% of our investment activity taking place in the U.K. and Europe.
We continued to maintain an investment-grade balance sheet, ending the year with a fixed charge coverage ratio of 4.7x, Net Debt-to-Annualized Pro Forma Adjusted EBITDAre of 5.4x and total available liquidity at our pro-rata share of $4.1 billion. Our portfolio’s operational metrics remain strong, as we ended the year with a healthy occupancy rate of 98.9%. Our business model, defined by long‑duration leases, diversified and high‑quality tenants, and predictable cash flows, is intended to provide resilience through periods of volatility while preserving the flexibility to act decisively when conditions are favorable. A strong balance sheet, ample liquidity, and differentiated access to both public and private capital allow us to remain creative, selective, and opportunistic in our capital deployment.
Finally, we were pleased to welcome Kim Hourihan to our Board of Directors in October 2025. Kim’s leadership experience at top-tier global investment firms and, in particular, her deep private fund management expertise, will continue to be incredibly valuable as we remain committed to diversifying our sources of capital.
We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of our achievements during the year, including information on our compensation program and corporate governance practices. After your review, we hope you will vote in accordance with the Board of Directors’ recommendations.
Your vote is important to us, and we appreciate your continued support.
Sincerely,
Sumit Roy
President, Chief Executive Officer, and Member of the Board of Directors

2026 Proxy Statement	Realty Income i

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”), will be held as follows:

MEETING INFORMATION

DATE Thursday, May 21, 2026	TIME 9:00 a.m. Pacific Time	RECORD DATE You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 2, 2026	VIRTUAL MEETING ACCESS Vote your shares at www.virtualshareholdermeeting.com/realty2026 on May 21, 2026

ITEMS OF BUSINESS

1	The election of eleven director nominees named in this Proxy Statement to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified.
2	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
3	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
The Proxy Statement following this Notice describes these matters in detail. We have not received other proposals that are expected to be presented at the Annual Meeting. During the Annual Meeting, management will report on the current activities of the Company and comment on its future plans. Stockholders will be able to vote electronically and submit questions electronically both before and during the meeting. All presentation materials shared at the Annual Meeting will be made available in the ”Investors” section of our website at www.realtyincome.com.

ii Realty Income	2026 Proxy Statement

Table of Contents	Notice of Annual Meeting
PROXY VOTING
Your vote is important. Whether or not you plan to participate in our virtual Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at the Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our Proxy Materials by mail – by signing, dating, and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.virtualshareholdermeeting.com/realty2026.
No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.
By Order of the Board of Directors,
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
March 25, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 21, 2026.
This Proxy Statement and our 2025 Annual Report are available at www.proxyvote.com.
Whether or not you plan to attend the Annual Meeting, please carefully read the proxy statement and other proxy materials and authorize a proxy to vote your shares as soon as possible. You may authorize your proxy by telephone, over the Internet, or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting. If you received a Notice of Availability of Proxy Materials, you may also request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you virtually attend the Annual Meeting, you may vote at the meeting if you wish, even if you previously have submitted your proxy.
Client Names, Logos and Photos
Realty Income is not affiliated or associated with, is not endorsed by, does not endorse, and is not sponsored by or a sponsor of the clients or of their products or services pictured or mentioned. The names, logos and all related product and service names, design marks and slogans are the trademarks or service marks of their respective companies.

2026 Proxy Statement	Realty Income iii

iv Realty Income	2026 Proxy Statement

PROXY SUMMARY
The Board of Directors (or, the “Board”) of Realty Income Corporation, a Maryland corporation (“Realty Income,” the “Company,” “we,” “our,” or “us”), is soliciting proxies for its 2026 Annual Meeting of Stockholders and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and of the information contained in the Proxy Statement, but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.

MEETING INFORMATION

DATE Thursday, May 21, 2026	TIME 9:00 a.m. Pacific Time	RECORD DATE You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 2, 2026.	PLACE To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2026.
HOW TO VOTE
On or about March 25, 2026, the Notice of the Annual Meeting, Proxy Statement, proxy card, and 2025 Annual Report (collectively, the “Proxy Materials”) will be either mailed or made available over the Internet to our stockholders of record as of the close of business on the record date. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request and receive a paper or e-mail copy of our Proxy Materials. We encourage you to vote your shares prior to the Annual Meeting. You may vote by telephone, over the Internet, or by mail by completing and mailing your proxy card, even if you plan to attend the virtual Annual Meeting. All methods of communication will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

BY INTERNET www.proxyvote.com 24/7 through May 20, 2026	BY TOLL-FREE TELEPHONE 1-800-690-6903 24/7 through May 20, 2026	BY MAIL Request, complete and return a proxy card by pre-paid mail	VIRTUAL MEETING ACCESS Vote your shares at www.virtualshareholdermeeting.com/realty2026 on May 21, 2026
This Proxy Statement and our 2025 Annual Report are available in the “Investors” section of our website at www.realtyincome.com. You may also view the Proxy Materials at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2026 on the day of and during the virtual Annual Meeting by using the control number provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. We encourage you to access and review all of the information contained in the Proxy Materials before voting.
Beneficial Stockholders: If your shares of common stock are held through a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a legal proxy from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting. Obtaining a legal proxy may take several days.

2026 Proxy Statement	Realty Income 1

Proxy Summary	Table of Contents
PROPOSAL GUIDE

PROPOSAL		PAGE	VOTE RECOMMENDATION
1	ELECTION OF DIRECTORS Our Board of Directors believes that the eleven director nominees named herein contribute to the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	10	FOR
2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm for the fiscal year ending December 31, 2026, and requests stockholders to ratify the appointment.	19	FOR
3	ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers (or, “NEO”) for the continued performance of the Company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	20	FOR
DIRECTOR NOMINEES
Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following eleven directors for election at the Annual Meeting, each to serve until our annual meeting of stockholders in 2027 or until their respective successors have been duly elected and qualified:

Director Name	Age	Director since	Independent	Audit Committee	Compensation and Talent Committee	Nominating/Corporate Governance Committee

Michael D. McKee(1)	80	1994
Priscilla Almodovar	58	2021
A. Larry Chapman	79	2012
Reginald H. Gilyard	62	2018
Mary Hogan Preusse	57	2021
Kim Hourihan	60	2025
Priya Cherian Huskins	54	2007
Jeff Jacobson	64	2024
Gerardo I. Lopez	66	2018
Gregory T. McLaughlin	66	2007
Sumit Roy	56	2018

– Committee Member
– Committee Chair
1.Non-Executive Independent Chairman of the Board of Directors.
For more information regarding our nominees, please see the “Corporate Governance” section of this Proxy Statement beginning on page 22.

2 Realty Income	2026 Proxy Statement

Table of Contents	Proxy Summary
PERFORMANCE HIGHLIGHTS
2025 was a year of strong operating performance for Realty Income. We realized a 2.9% increase in the amount of dividends paid per share, generated net income per share of $1.17, grew AFFO per share to $4.28, and achieved total investment volume of $6.3 billion. All per share amounts in this Proxy Statement are on a diluted per common share basis unless stated otherwise.

Dividend per Share Growth	AFFO per Share

+2.9%	$4.28

We continue to deliver a consistent dividend track record, including a 4.2% compound annual growth rate since our 1994 NYSE listing, 133 monthly dividend increases since our 1994 NYSE listing, and 666 consecutive monthly dividends declared as of December 2025. As of December 31, 2025, our total shareholder return, assuming reinvestment of dividends, was 12.2%, outperforming the Financial Times Stock Exchange (“FTSE”) Nareit Equity REITs Index, which had a TSR of 2.3%.
During 2025, we completed $6.3 billion of investment volume at an initial weighted average cash yield of 7.3%. We continued to expand our international footprint, with 60% of our investment volume being in the U.K. and Europe, while also entering new international markets, including Poland and the Netherlands, in 2025.
To support our growing investment activity while diversifying our sources of capital, we successfully launched our inaugural perpetual life open-end fund in 2025, raising $1.5 billion in total commitments through year-end. We also announced an $800 million preferred equity investment in CityCenter Las Vegas in partnership with Blackstone Real Estate. Further, we raised approximately $2.4 billion of equity capital over the course of the year, and we issued $2.9 billion of fixed-rate unsecured bonds during 2025.
We maintained an industry-leading balance sheet, ending the year with a fixed charge coverage ratio of 4.7x, Net Debt to Annualized Pro Forma Adjusted EBITDAre of 5.4x, and total available liquidity at our pro-rata share of $4.1 billion. Our portfolio operating metrics remained healthy, as we finished the year with an occupancy rate of 98.9%, and achieved a recapture rate on properties re-leased during the year of 103.9%.

Total Investments	Occupancy by Property

$6.3B	98.9%

Over a three-year period from 2023 to 2025, we saw net income per share on a fully diluted basis decrease from $1.26 per share to $1.17 per share, primarily as a result of an increase in equity capital issued over the three-year period, as well as an increase in impairments on real estate properties and credit losses recognized on financing receivables.
Our 2025 AFFO per share was an annual record at $4.28 per share, representing our 15th consecutive year of AFFO per share growth. We achieved positive AFFO per share growth of 7.0% from 2023 to 2025, increasing to $4.28 per share from $4.00 per share, which has enabled us to continue to pay dependable monthly dividends that increase over time.

2026 Proxy Statement	Realty Income 3

Proxy Summary	Table of Contents
Net Income and AFFO (per share)(1)

■	Net Income	■	AFFO
Dividends Paid (per share)
1.AFFO is a non-GAAP measure. AFFO is adjusted for unique revenue and expense items, which management believes are not pertinent to the measurement of our ongoing operating performance. For a reconciliation of AFFO per share to net income available to common stockholders per share, see Appendix A on page A-1 of this Proxy Statement.
EXECUTIVE COMPENSATION HIGHLIGHTS
We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational, and relative total shareholder return (“TSR”) metrics. In 2025, we continued to receive favorable say-on-pay approval results with 93.0% of the votes cast on the proposal voting to approve. The following are the two primary components of the 2025 incentive compensation program:

Short-Term Incentive Program (STIP)	Long-Term Incentive Program (LTIP)

Variable cash award based on the achievement of short-term operating and financial goals, as well as individual performance goals
Equity compensation based on the achievement of long-term relative TSR performance as well as financial goals over a three-year period, and time-based restricted shares that vest over a four-year period

The majority of the compensation awarded under our programs is at-risk, which includes our Short-Term Incentive Program cash awards and the performance shares awarded under our Long-Term Incentive Program. Approximately 74% of our CEO’s total target direct compensation for the 2025 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics. Salary and time-based equity awards made up the remaining 26% of our CEO’s compensation.
CEO Compensation Mix

4 Realty Income	2026 Proxy Statement

Table of Contents	Proxy Summary
OUR BUSINESS PHILOSOPHY
Realty Income is real estate partner to the world’s leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. Known as “The Monthly Dividend Company®”, our mission is to invest in people and places to deliver dependable monthly dividends that increase over time. We seek to achieve this through a diversified portfolio of high‑quality commercial real estate under long‑term net lease agreements, designed to generate consistent and predictable income while delivering favorable long‑term risk‑adjusted returns for our stockholders.
Our business model is built on diversification by client, industry, geography, and property type, supported by disciplined underwriting and active portfolio management. We focus on owning properties leased to industry‑leading clients that operate essential and service‑oriented businesses, which we believe positions our portfolio to perform across economic cycles. In addition to creating value for stockholders, we believe this strategy benefits all stakeholders, including our employees, clients, lenders, and the communities in which we operate.
We prioritize building long‑term, mutually beneficial relationships with our clients and other stakeholders. Our collaborative “One Team” approach emphasizes close coordination across departments to support client success, which we believe is fundamental to our own success. Long‑standing relationships, combined with continuous engagement with industry participants, provide insight into evolving business needs and emerging opportunities.
Over time, we intend to grow earnings and dividends through a combination of organic growth, disciplined acquisitions, and selective expansion into new businesses and industries, while maintaining a conservative risk profile. Our international expansion reflects this deliberate approach, as we apply the same underwriting standards, asset selection criteria, and risk management practices used in the United States. We also continue to explore additional growth initiatives, and we intend to evaluate other opportunities to raise private capital in the future. This includes potentially through additional funds and/or joint venture opportunities, where we believe our scale, reputation, and access to proprietary data can provide a competitive advantage.
Our size, scale, and access to global capital markets are key differentiators. We believe our industry‑leading balance sheet and lower cost of capital enable us to pursue attractive investment opportunities and execute larger, more complex transactions than many peers. We further enhance our competitive position through investments in predictive analytics, which support underwriting, portfolio management, and risk assessment.
Active asset management is central to our strategy. We seek to create and preserve value through proactive leasing, re‑leasing, development, and selective disposition activities, informed by ongoing monitoring of client performance, property‑level fundamentals, and local market conditions. Our portfolio of over 15,500 properties provides a substantial base of proprietary data that supports informed decision‑making.
Our long‑term focus is to deliver consistent growth, dependable monthly dividends, and attractive risk‑adjusted returns, while maintaining financial flexibility and operational discipline. This philosophy has guided our strategy for decades and continues to underpin our approach to value creation for stockholders.
STRATEGIC PLANNING
Our goal is to continue managing the Company in a manner that supports sustainable, long-term value creation for our stockholders. The Board of Directors reviews and discusses the Company’s strategy during its Board meetings which allows the Board to assess and evaluate opportunities and risks, positioning the Company for the future. Our named executive officers and members of senior management engage with the Board on a myriad of topics impacting the Company, including the global macroeconomic and political landscape, regulatory reporting, sustainability considerations, and tools that can inform the Company’s investment strategy such as artificial intelligence and predictive analytics. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse. We also support management’s and directors’ participation at various conferences and speaking engagements in order to introduce new topics and materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board of Directors meetings and strive to stay proactive in responding to emerging trends by adjusting our strategy as needed.
CORPORATE GOVERNANCE HIGHLIGHTS
We remain committed to managing the Company for the benefit of our stockholders and maintaining good corporate governance practices. We continue to maintain the following corporate governance practices to enhance our reputation for integrity and serving our stockholders responsibly:

2026 Proxy Statement	Realty Income 5

Proxy Summary	Table of Contents

All directors, with the exception of our CEO, are independent, and all Board committee members are independent.	We have a Chairman of the Board who is separate from and independent of our Chief Executive Officer.

All directors are subject to annual election with a majority voting standard in uncontested elections.	Our directors, officers, and employees are subject to a Code of Business Ethics and an insider trading policy.

Our Board of Directors focuses on board refreshment and recruitment, with four of our directors having been appointed since 2021.	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.

Pursuant to our Corporate Governance Guidelines, our directors may not sit on more than five public company boards (including our Board), or, to the extent a director is a chairman or lead independent director of a public company board, then not more than four public company boards (including our Board).
Anonymous reporting is available through our whistleblower hotline, which is tested annually and reported quarterly to our Audit Committee or Nominating/Corporate Governance Committee, as appropriate.

Our Bylaws permit stockholders to request the calling of a special meeting and include market-standard proxy access nominating provisions.	An Enterprise Risk Management (“ERM”) evaluation is conducted annually to identify and assess Company risk.

SUPPORTING OUR COMMUNITY
Environmental Responsibility – We remain committed to sustainable business practices and encourage a culture of environmental responsibility within the Company and our communities. As a net lease REIT, most of our environmental impacts, including the greenhouse gas emissions of our portfolio, are generated by our clients, as tenants, across our portfolio of properties, which are primarily leased to commercial clients under long-term net lease agreements. Therefore, we do not have operational control over, nor do we generally have direct access to energy, water, waste, and emissions data from our clients. However, we foster relationships with our clients and value chain to promote environmental stewardship and, where we have operational control, continue to drive emissions reduction and positive impact. Where possible, we have leveraged our size and business relationships to expand our client engagement to help us achieve our sustainability objectives. Key elements of our sustainability practices include our efforts to operate green-certified and energy-efficient buildings while offering sustainability-focused initiatives, engaging with clients regarding environmental goals, and enhancing our monitoring and understanding of building performance with operational data, global compliance matters, and climate-related risks.
Social Responsibility and Human Capital – Our most valuable asset is our people. We believe that prioritizing the growth and development of our employees and the well-being of our communities is important to long-term value creation, business continuity, and corporate success. Our commitment to our employees includes developing and investing in our employees’ training and development, recruiting local talent, providing internship opportunities, and soliciting regular engagement surveys. Additionally, we provide compensation and benefit packages that we believe are competitive with those of our peers and talent competitors and are fair among employees with similar job functions and work conditions, while rewarding long-term commitment.
Our Injury and Illness Prevention Program helps us meet our goal of maintaining a safe and healthy working environment for our employees by focusing on ensuring the health and safety of our workforce through our injury and illness prevention program.

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Table of Contents	Proxy Summary
Our “O”verall Wellbeing Program provides opportunities for our people to participate in various in-person and virtual activities and educational programs to enhance their personal and professional lives. Our wellbeing model is to engage employees across five key pillars of wellness: purpose, social connection, financial health, community engagement, and physical wellness. We support work-life fulfillment and integration by offering flexible work schedules, access to discounted fitness programs, an on-site fitness center, on-site dry-cleaning pickup, car wash services, paid family leave, generous parental leave, on-site lactation rooms, and an infant-at-work program for new parents. Employees also have access to a robust employee assistance program, among other programs and services.
Governance – We are committed to maintaining good corporate governance. As it relates to sustainability, our Board is briefed on sustainability performance and disclosures and plays an active role in assessing risks and identifying opportunities for building a more resilient portfolio. In addition, an ERM evaluation is conducted annually to identify and assess our risks, including climate-related risks. Our Board’s Compensation and Talent Committee’s annual compensation reviews for our executive officers also include discussions of sustainability matters. For additional information on our governance practices, please see the “Corporate Governance” section of this proxy statement.
Business Impact and Sustainability Report – Our previous “Business Impact and Sustainability Reports” are available in the “Sustainability” section of our corporate website at www.realtyincome.com. We encourage our stockholders to review our “Business Impact and Sustainability Reports” to better understand the significant emphasis we place on all of our corporate responsibility initiatives. The “Business Impact and Sustainability Reports” are not incorporated into this proxy statement by reference.(1)
EEO-1 Report – Our EEO-1 Report, which is a report filed with the U.S. Equal Employment Opportunity Commission and presents workforce data from employers with more than 100 U.S. employees, is available in the “Social Responsibility” section of our website at www.realtyincome.com. The EEO-1 Report and website are not incorporated into this proxy statement by reference.
We are continuing to build enduring relationships and brighter financial futures through continuously renewing our connection with the community. We serve others and support nonprofits whose aim is to improve and uplift our communities. We encourage our employees to give back to where we live and work by volunteering time and making financial donations.
During 2025, we took many actions to support, build, and improve our community, including continuing programs that enable and encourage employees to volunteer at nonprofits during business hours, financially matching certain nonprofit donations by employees, and making corporate donations to various nonprofits.
STOCKHOLDER ENGAGEMENT
At Realty Income, we recognize that continuous engagement with our stockholders is essential to understanding their priorities and ensuring best practices are maintained across our business. Through an open and ongoing dialogue with stockholders, we ensure that diverse perspectives are considered in our decision-making process.
Outreach and Engagement:
•In 2025, we engaged with shareholders of approximately 61% of our common stock, representing approximately 110 individual firms, to provide business updates and request meetings for further discussion.
•These discussions covered a broad range of topics, including business and sustainability-related matters, notably executive compensation, composition and structure of our Board, and company culture.
•In line with our commitment to continued dialogue, Realty Income’s Investor Relations team will proactively reach out to the governance teams of our top 20 largest shareholders to offer time to discuss key topics and gather feedback ahead of our 2026 Annual Meeting.
Evaluate and Respond:
•We provide periodic updates to the Board of Directors and relevant committees on the outcomes of our shareholder outreach efforts.
1 Our Business Impact and Sustainability Reports will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

2026 Proxy Statement	Realty Income 7

Proxy Summary	Table of Contents
•We carefully consider stockholder input regarding our current and proposed governance practices, as well as public disclosures.
•The Nominating/Corporate Governance Committee actively oversees our sustainability initiatives and strategies. We continue to enhance our sustainability initiatives and disclosures.
•We continuously evaluate the structure and composition of our Board.
Please see the “Stockholder Engagement” section of this Proxy Statement on page 32 for additional information on our outreach efforts.

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Proposals to be voted on

at the 2026 Annual Meeting.

Proposal One Election of Directors	Proposal Two Ratification of Appointment of Independent Registered Public Accounting Firm	Proposal Three Advisory Vote to Approve the Compensation of our Named Executive Officers

PROPOSAL ONE
Election of Directors
We believe that our eleven director nominees contribute to the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives.

DIRECTOR NOMINEES
The Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has nominated the below eleven current directors for election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2027 or until their respective successors are duly elected and qualified. The information presented below highlights what led our Board of Directors to the conclusion that each nominee should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Each of our director nominees has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees.
We continue to review the composition of the Board of Directors in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests using its diversity of experience in various areas. Further, directors are not automatically re-nominated annually. Rather, on an annual basis, in making a recommendation to the Board in connection with a director’s nomination for election to the Board, the Nominating/Corporate Governance Committee reviews each candidate’s: (i) business and professional background, including any changes, (ii) contributions to the Board, (iii) skill sets and expertise, (iv) understanding of applicable laws and regulations and other elements thought to be relevant to the success of the Company, (v) time constraints including other board service, (vi) tenure with the Board, (vii) differences of perspectives and background, and (viii) independence, including any potential conflict of interests or related party transactions with the Company or its affiliates in relation to such individual’s qualification as a corporate director. The Nominating/Corporate Governance Committee formulates its recommendation on each individual candidate in the context of the Board as a whole, including taking into consideration feedback from the Board’s most recent evaluation.

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Table of Contents	Proposal One
The following chart highlights the specific experience, qualifications, attributes, and skills of our Board members standing for re-election based on their education and prior experience. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management. More detail is provided in each director nominee’s biography below.

Skill(1)

Governance Guidelines Criteria
Independent
Senior Leadership Experience Experience serving as chief executive officer, president, board or committee chair, or in a similar leadership position at a large company or organization.
Global Exposure Broad exposure to companies or organizations that have an international presence, including developing and managing business in international markets.
Board/Corporate Governance Experience
Familiarity with corporate governance matters including charters and corporate compliance and ethics programs; knowledge and understanding of governance planning, implementation and review processes; or experience in encouraging management accountability and protecting stockholder interests.

Accounting & Financial Expertise Experience in corporate accounting or financial reporting, including understanding of internal controls; experience in overseeing financial reporting and controls.
Investment Management
Experience in enhancing acquisitions in existing markets and developing new markets for growth; knowledge and understanding of business development, strategic planning, implementation, and review processes.

Capital Allocation and Finance Experience in making capital allocation decisions; experience in financing or capital markets transactions.
Strategic Planning
Experience in leading corporate strategy discussions at the board level; experience with developing and implementing strategies for growth and optimization, including mergers and acquisitions, joint ventures, funds, and divestitures; experience with setting a strategic agenda.

Risk Management
Experience in the management of critical business and legal risks; understanding of risk management functions, including risk profiles and tolerance statements, scenario planning, crisis management, risk identification and classification; history of leadership roles in risk management; ability to assess risk strategically across corporate functions; ability to provide oversight and advice relating to risk management.

Human Capital Management
Broad experience in executive development, performance, and compensation; experience with human capital strategies and efforts to attract, motivate, and retain candidates for key positions; experience in talent development, including developing inclusion in the workforce.

Business Impact & Sustainability
Experience in overseeing and managing business impact and sustainability practices and initiatives; skills and knowledge in sustainability-related strategic planning, risk mitigation, and management; ability to provide oversight and advice relating to sustainability-related risks.

Technology
Knowledge of IT and artificial intelligence solutions for key corporate functions; experience in overseeing the implementation of such IT solutions and using such solutions to improve business performance; experience with social media and online platforms; experience in overseeing and managing cybersecurity and data privacy risks; history of leadership roles in cyber risk management; and degrees, certifications, or other background in cybersecurity.

Real Estate
Experience in the real estate industry; perspective and knowledge of industry-related information, including insights into the industry’s challenges and opportunities and experience to operate within and through economic cycles.

2026 Proxy Statement	Realty Income 11

Proposal One	Table of Contents

Skill(1)

Demographics
Female(2)
Under-represented Community(3)
Veteran(4)
Tenure (years)(5)	32	4	14	8	4	0	18	2	8	19	8
Average Tenure (years): 11
Age(5)	80	58	79	62	57	60	54	64	66	66	56
Average Age: 64
1.Descriptions are general and illustrative in nature. Our Board maintains flexibility to interpret the descriptions at its discretion.
2.Based on each director’s self-identification.
3.Based on each director’s self-identification. We define a member of under-represented communities as an individual who self-identifies as Black, African American, Hispanic, Latino, Asian (inclusive of individuals who self-identify as South Asian or Indian), Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.
4.Based on each director’s self-identification.
5.Tenure and age are reported as of March 25, 2026.
Board Independence
Our Board of Directors has determined that each of our current directors and nominees, except for Mr. Roy, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards, which mirror NYSE independence requirements, in determining whether a relationship is material and thus would disqualify a director from being independent.
Non-Executive Independent Chairman of the Board
The Nominating/Corporate Governance Committee evaluates the Board of Directors’ leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Roy serves as our CEO. The Board of Directors believes this is the most appropriate structure because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Roy. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.

12 Realty Income	2026 Proxy Statement

Table of Contents	Proposal One

Michael D. McKee
EXPERIENCE
Michael D. McKee has been a Principal of The Contrarian Group since March 2018. Mr. McKee previously served as Executive Chairman of HCP, Inc. (n/k/a Healthpeak Properties (NYSE: DOC)) from May 2016 to March 2018, Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor from February 2010 to April 2016, and was the Vice Chairman from 1999 to 2008 and the Chief Executive Officer from 2007 to 2008 of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer from 2001 to 2007, Chief Financial Officer from 1997 to 2001, and Executive Vice President from 1994 to 1999. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins from 1986 to 1994. Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He served on the board of directors of HCP, Inc. from 1989 to April 2018, Bentall Kennedy (U.S.) from 2008 to 2012, The Irvine Company from 1998 to 2008, the Hoag Hospital Foundation from 1999 to 2008, and Seattle Pacific University from 2017 to 2022. He has served on the board of directors of First American Financial Corporation (NYSE: FAF) since 2011, and the Tiger Woods Foundation since 2006. Mr. McKee holds a Juris Doctorate degree from the UCLA School of Law, a Master of Arts degree from the University of Southern California, and a Bachelor of Arts degree in psychology from Azusa Pacific University.
QUALIFICATIONS
Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Age: 80
Director Since: 1994
Non-Executive Chairman Since: 2012
Committees: Nominating/Corporate Governance
Independent: Yes

Priscilla Almodovar
EXPERIENCE
From December 2022 to October 2025, Priscilla Almodovar served as President and Chief Executive Officer and Director of the Federal National Mortgage Association (“Fannie Mae”), Ms. Almodovar held the position of President and Chief Executive Officer of Enterprise Community Partners, a national affordable housing investment platform, from September 2019 to November 2022. Prior to that, Ms. Almodovar held the position of Managing Director at JPMorgan Chase from January 2010 to September 2019, where she led its national real estate businesses which focused on commercial real estate and community development. From 2006 to 2009, she served as the President and Chief Executive Officer of the New York State Housing Finance Agency/State of New York Mortgage Agency. From 1990 to 2004, Ms. Almodovar was an equity partner at a global law firm, White & Case LLP, where she became a partner in 1998 and specialized in international project finance. Ms. Almodovar has served on the board of directors of Fifth Third Bancorp (NASDAQ: FITB) since January 2026. Ms. Almodovar previously served as a director of VEREIT, Inc. from February 2021 through the closing of its merger with the Company in November 2021. Ms. Almodovar holds a Juris Doctorate degree from Columbia University School of Law and a Bachelor of Arts degree in Economics from Hofstra University.
QUALIFICATIONS
Ms. Almodovar offers a valuable and knowledgeable perspective with her operating experience, financial expertise and tenure in the real estate and legal industries. She has excelled in her career in executive roles across private, public, and nonprofit companies, bringing diverse experience and insights on operations, enterprise risk management and corporate social responsibility.

Age: 58
Director Since: 2021
Committees: Audit (Chair)
Independent: Yes

2026 Proxy Statement	Realty Income 13

Proposal One	Table of Contents

A. Larry Chapman
EXPERIENCE
A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990 and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (“Nareit”), and member and past trustee of the International Council of Shopping Centers (“ICSC”). He served on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) from August 2013 to November 2021. Mr. Chapman is a graduate of Texas Tech University with an undergraduate degree in Finance.
QUALIFICATIONS
Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Age: 79
Director Since: 2012
Committees: Audit
Independent: Yes

Reginald H. Gilyard
EXPERIENCE
Reginald H. Gilyard is a Senior Advisor at the Boston Consulting Group, Inc. (“BCG”) where he is a recognized leader in strategy development and execution and has served in this role since 2017. Prior to this role, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University from 2012 to 2017. Under Mr. Gilyard’s leadership, the school significantly increased its national rankings at the undergraduate and graduate levels. Prior to joining Chapman University, from 1996 to 2012, Mr. Gilyard served as Partner and Managing Director at BCG where he led national and multi-national engagements with large corporations in strategy, mergers and acquisitions, and business transformation. Prior to BCG, Mr. Gilyard served nine years in the U.S. Air Force as a Program Manager and was then promoted to Major in the U.S. Air Force Reserves where he served for an additional three years. Mr. Gilyard has served on the board of directors and as the Chairman of the board of directors of Orion Properties Inc. (f/k/a Orion Office REIT, Inc.) (NYSE: ONL) since November 2021. He has also served on the board of directors of First American Financial Corporation (NYSE: FAF) since May 2017 and of CBRE Group Inc. (NYSE: CBRE) since November 2018. Mr. Gilyard holds an M.B.A. from Harvard Business School, a Master of Science degree from the United States Air Force Institute of Technology, and a Bachelor of Science degree from the United States Air Force Academy.
QUALIFICATIONS
Mr. Gilyard offers valuable knowledge regarding strategy development and execution, having worked with management teams and boards to develop and implement successful strategies for over 25 years. His extensive consulting experience includes leading national and multi-national strategic engagements, pre-and post-merger and acquisitions activity, and business transformation. Mr. Gilyard’s skill set and experience in a broad array of industries allow him to provide diverse and valuable perspectives to our Board of Directors.

Age: 62
Director Since: 2018
Committees: Nominating/Corporate Governance (Chair)
Independent: Yes

14 Realty Income	2026 Proxy Statement

Table of Contents	Proposal One

Mary Hogan Preusse
EXPERIENCE
Mary Hogan Preusse has served on the board of directors of Kimco Realty Corporation (NYSE: KIM) since February 2017, Digital Realty Trust, Inc. (NYSE: DLR) since May 2017, serving as the Chair of the Board since June 2023, and Host Hotels & Resorts, Inc. (NASDAQ: HST) since June 2017. Since 2022, she has also been a Senior Advisor to the venture capital firm Fifth Wall. She is a member of Nareit’s Advisory Board of Governors and is a recipient of that organization’s Industry Achievement Award. Until her retirement in 2017, Ms. Hogan Preusse held the position of Managing Director and Co-Head of Americas Real Estate at APG Asset Management US, Inc. (“APG”), where she was responsible for managing the firm’s public real estate investments in the Americas. Prior to joining APG in 2000, she spent eight years as a sell-side analyst covering the REIT sector, and she began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse previously served as a director of VEREIT, Inc. from February 2017 through the closing of its merger with the Company in November 2021. Ms. Hogan Preusse holds an undergraduate degree in mathematics from Bowdoin College and is a member of Bowdoin’s Board of Trustees.
QUALIFICATIONS
Ms. Hogan Preusse offers extensive real estate experience, capital markets knowledge, and industry leadership. Her investment expertise and experience and leadership on the boards of directors of other public companies are valued insights that she brings to the Board of Directors.

Age: 57
Director Since: 2021
Committees: Compensation and Talent and Nominating/Corporate Governance
Independent: Yes

Kim Hourihan
EXPERIENCE
Kim Hourihan joined Invesco Real Estate in August 2025, where she serves as its Managing Director and Global Head of Strategy. She also currently serves as Invesco’s Co-Lead Portfolio Manager of its open-end core fund, Invesco Core Real Estate. Additionally, she is a member of Invesco’s North America Investment Committees as well as Invesco’s Global and North America Executive Committees. Previously, Ms. Hourihan served in various chief investment officer roles with CBRE Investment Management from December 2007 to June 2025, including as the Global Chief Investment Officer, the Chief Investment Officer, CBRE Real Estate Investments, and the Chief Investment Officer, Americas Direct Real Estate Strategies and Fund Manager. Ms. Hourihan also served as the Portfolio Manager and Senior Managing Director of CBRE Investment Management from December 2007 to July 2020. Prior to CBRE Investment Management, she served as Senior Vice President at Starwood Capital Group from 2006 to 2008, Partner and Regional Director at TA Associates Realty from 2001 to 2006, and Senior Vice President at Georgetown Holdings from 1996 to 2001. Ms. Hourihan holds an M.B.A. from Harvard University and Bachelor of Arts degree in Economics from Boston College.
QUALIFICATIONS
Ms. Hourihan has over thirty years of experience in real estate investment and portfolio management. Her leadership background at top-tier global investment firms and her private fund management expertise are valued skills that she brings to the Board of Directors.

Age: 60
Director Since: 2025
Committees: Compensation and Talent
Independent: Yes

2026 Proxy Statement	Realty Income 15

Proposal One	Table of Contents

Priya Cherian Huskins
EXPERIENCE
Priya Cherian Huskins currently serves as a Senior Vice President and National Director of Arthur J. Gallagher & Co. (“Gallagher”), a commercial insurance brokerage firm, Gallagher having acquired Woodruff Sawyer & Co. (“Woodruff Sawyer”) in 2025. Ms. Huskins had served in various positions at Woodruff Sawyer since 2003, including as a Partner and Senior Vice President. She had served on the board of directors of Woodruff Sawyer from 2016 through the time of its acquisition, including as the Presiding Director beginning in 2023. Prior to joining Woodruff Sawyer, Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati from 1997 to 2003. She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012 and on the board of directors of NMI Holdings, Inc. (NASDAQ: NMIH) since 2021. She previously served as lead independent director of Anzu SPAC I (NASDAQ: ANZUU) (n/k/a Envoy Medical, Inc. (NASDAQ: COCH)) from 2021 to 2023. She also previously served on the board of directors of the Long Term Stock Exchange from 2022 to 2025 and the Silicon Valley Directors’ Exchange (SVDX) from 2013 to 2018. Ms. Huskins holds a Juris Doctor degree from the University of Chicago Law School and an undergraduate degree from Harvard College.
QUALIFICATIONS
With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers’ liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable member of a well-rounded Board of Directors.

Age: 54
Director Since: 2007
Committees: Compensation and Talent (Chair) and Nominating/Corporate Governance
Independent: Yes

Jeff Jacobson
EXPERIENCE
Mr. Jacobson is a retired Global Chief Executive Officer of LaSalle Investment Management (“LaSalle”), the real estate investment arm of Jones Lang LaSalle Inc. (NYSE: JLL), serving in such role from 2007 to 2021. Prior to this, he served as LaSalle’s European Chief Executive Officer from 2000 to 2006. During the period between 1986 and 1998, Mr. Jacobson served in various positions with LaSalle. From 1998 to 2000, he served in leadership positions with Security Capital Group, Inc., a real estate holding company. Mr. Jacobson has over 35 years of real estate investment experience, including that during his tenure at LaSalle he sat on three regional investment committees in North America, Europe, and Asia. He has investment expertise in a variety of geographic markets, asset sectors, investment structures, and risk/return strategies. Since 2022, he has served on the board of directors of Cadillac Fairview Corporation, an owner, operator, investor, and developer of office, retail, multi-family residential, industrial, and mixed-use properties in North America which is wholly-owned by the Ontario Teachers’ Pension Plan to whom he also serves as an advisor to their global real estate investement program. Mr. Jacobson is also a Senior Adviser to The Vistria Group, a private investment firm focused on investing in essential industries, such as healthcare, financial services, and housing. Mr. Jacobson holds both a Bachelor of Arts degree in Economics and a Master of Arts degree from the Food Research Institute of Stanford University.
QUALIFICATIONS
Mr. Jacobson offers extensive real estate and executive leadership experience with global real estate companies. His investment expertise in various geographies, assets and structures and experience in evaluating growth strategies are valued insights that he brings to the Board of Directors.

Age: 64
Director Since: 2024
Committees: Audit
Independent: Yes

16 Realty Income	2026 Proxy Statement

Table of Contents	Proposal One

Gerardo I. Lopez
EXPERIENCE
Gerardo I. Lopez previously served as Executive-in-Residence for Softbank Investment Advisers from October 2021 to October 2022 and as Operating Partner and Head of its Operating Group from December 2018 to October 2021. Prior to this role, Mr. Lopez was an Operating Partner at High Bluff Capital Partners, a private equity firm focused on investing in consumer-facing companies, from June 2018 to December 2018, and served as Executive Chairman of Quiznos, Inc., which is privately owned by High Bluff Capital. From August 2015 to December 2017, Mr. Lopez served as President and Chief Executive Officer of Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. (paired together as NYSE: STAY), the largest owner/operator of company-branded hotels in North America. From March 2009 to August 2015, Mr. Lopez also served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC), the top global theater operator, where he led the reinvention of the customer theater experience. Prior to AMC, Mr. Lopez held various positions, including Executive Vice President of Starbucks Coffee Company (NASDAQ: SBUX) and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice division from September 2004 to March 2009; and President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez has also held a variety of executive management positions with International Home Foods from 1997 to 2000, PepsiCo, Inc. (NYSE: PEP) from 1986 to 1996, and the Procter & Gamble Company (NYSE: PG) from 1983 to 1986. Mr. Lopez has served on the board of directors of CBRE Group, Inc. (NYSE: CBRE) since October 2015, Newell Brands (NYSE: NWL) since April 2018, and MGP Ingredients Inc. (NASDAQ: MGPI) since April 2025. Mr. Lopez holds an M.B.A. from Harvard Business School and a Bachelor of Business Administration degree from George Washington University.
QUALIFICATIONS
Mr. Lopez brings extensive operational and leadership knowledge through serving as a senior executive at entertainment, hospitality, and consumer products companies. He has over 37 years of experience in marketing, sales and operations, and management of public and private companies, particularly across consumer-focused industries. Mr. Lopez adds real estate expertise and diverse board experience as an independent board member of private and public companies. The depth and breadth of his operational knowledge and leadership experience across various industries makes him a valuable contributor to our Board of Directors.

Age: 66
Director Since: 2018
Committees: Compensation and Talent
Independent: Yes

Gregory T. McLaughlin
EXPERIENCE
Since 2018, Gregory T. McLaughlin has served in several important roles as the Chief Executive Officer of the PGA TOUR First Tee Foundation, a subsidiary of the PGA TOUR, Inc., World Golf Hall of Fame, and American Golf Industry Coalition. Under Mr. McLaughlin’s leadership, these organizations have grown in global prominence to become among the world’s top golf organizations. Most importantly, Mr. McLaughlin has served as a vital ambassador and spokesperson for the game of golf throughout the U.S. and abroad. Previously, Mr. McLaughlin served as the President of the PGA TOUR Champions and an Executive Vice President of the PGA TOUR from 2014 to 2018. Prior to joining the PGA TOUR, Mr. McLaughlin served as the President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California from 1999 to 2014, the Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation in Glenview, Illinois from 1993 to 1999, and the Vice President of Business Development of the Los Angeles Junior Chamber of Commerce in Los Angeles, California from 1988 to 1993. Mr. McLaughlin currently serves on the Executive Committee of the PGA TOUR and the board of directors of Dyehard Fan Supply, a turnkey sports retail solutions provider for America’s top sporting events, venues, and brands. Mr. McLaughlin formerly served on the board of directors of Nielsen Sports from 2012 to 2014. Mr. McLaughlin holds a Juris Doctorate degree from Chicago-Kent School of Law and a Bachelor of Science degree in Economics from The Ohio State University.
QUALIFICATIONS
As a result of his extensive business experience, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business, finance, and legal matters. His robust experience includes building teams, tax-exempt financing, capital raising, strategic development, and project and land development. Additionally, Mr. McLaughlin is recognized as a financial expert, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues and leadership skills in managing a variety of different types of organizations make him a valued member of the Board of Directors.

Age: 66
Director Since: 2007
Committees: Audit and Compensation and Talent
Independent: Yes

2026 Proxy Statement	Realty Income 17

Proposal One	Table of Contents

Sumit Roy
EXPERIENCE
Mr. Roy has been our Chief Executive Officer since October 2018, and our President since November 2015. Mr. Roy served as Executive Vice President, Chief Operating Officer from October 2014 to October 2018, and as Chief Investment Officer from October 2013 to November 2015. Prior to that, Mr. Roy served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP. Mr. Roy has served on the Board of Directors of Ventas, Inc. (NYSE: VTR) since October 2022. Mr. Roy has been a member of Nareit’s Advisory Board of Governors since November 2020 and First Vice Chair since November 2024. Mr. Roy holds an M.B.A. in finance and economics from the University of Chicago, Booth School of Business, a master’s degree in computer science from the University of Georgia, and a bachelor’s degree in computer science from Georgia College & State University.
QUALIFICATIONS
Mr. Roy brings a deep understanding of business and financial strategy, real estate, and REITs through his experience in the financial and real estate industries. Additionally, he provides insight regarding strategic planning and execution through his consulting and advisory experience. His extensive knowledge of the Company’s investments and operations across all areas of the business makes him a valuable contributor to our Board of Directors.

Age: 56
Director Since: 2018
Committees: None
Independent: No

Our Board of Directors recommends that stockholders vote “FOR” each of the nominees listed above.

18 Realty Income	2026 Proxy Statement

PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (the “Audit Committee”) has appointed KPMG as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2026.

Representatives of KPMG are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if desired. The representatives are also expected to be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interests of the Company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2026. If the stockholders do not ratify the appointment of KPMG, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment. If the appointment of KPMG is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG’s scope of engagement, pricing, and work quality, among other factors, and will retain the right to replace KPMG at any time.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG.

2026 Proxy Statement	Realty Income 19

PROPOSAL THREE Advisory Vote to Approve the Compensation of our Named Executive Officers Our Board of Directors has adopted a policy providing for annual “say-on-pay” advisory votes.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables and narrative that follow.
To align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational, and relative TSR metrics. Our compensation mix rewards the continued performance of the Company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.
In connection with reviewing our compensation program and the 2025 compensation paid to our named executive officers, it is important to consider our performance during 2025, as well as our long-term TSR performance. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 38.
Our regular compensation program consists of our Short-Term Incentive Program (“STIP”), based on our performance in 2025, and our Long-Term Incentive Program (“LTIP”), based on our performance over a three-year period from January 2025 - December 2027 and includes a fixed compensation component. Approximately 75% of the NEOs’ LTIP is in the form of performance shares, and 25% is in the form of time-vesting restricted stock. The majority of the compensation awarded under the STIP and LTIP is at-risk, is not guaranteed, and is based on the following performance metrics:

Short-Term Incentive Plan Performance Goals		Long-Term Incentive Plan Performance Goals
Metric	Weight	Metric	Weight
AFFO per Share	40%	TSR Ranking within MSCI US REIT Index	50%
Fixed Charge Coverage Ratio	20%	Dividend per Share Growth Rate	25%
Portfolio Occupancy	10%	Net Debt-to-Pro Forma Adjusted EBITDAre Ratio	25%
Individual Objectives	30%

20 Realty Income	2026 Proxy Statement

Table of Contents	Proposal Three
The performance hurdles and weightings for each program are determined by the Compensation and Talent Committee in consultation with our independent compensation consultant, Ferguson Partners Consulting L.P. (“FPC”), a nationally known independent executive compensation and benefits consulting firm specializing in the real estate industry. This structure effectively links the compensation awarded to our executives to the achievement of our financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section beginning on page 38, allows us to attract and retain talented executives while aligning their interests with the best interests of the Company to support long-term value creation for the benefit of stockholders.
Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2027.
Because this vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation and Talent Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” approval on a non-binding advisory basis of the compensation of our named executive officers as described in the compensation discussion and analysis and the executive compensation tables and narrative that follow.

2026 Proxy Statement	Realty Income 21

CORPORATE GOVERNANCE The Company has nominated eleven directors for election at the Annual Meeting.

CORPORATE GOVERNANCE
We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance.
Corporate Governance Guidelines
Our Company maintains Corporate Governance Guidelines that promote the effective functioning of the Board of Directors and its committees and set forth expectations as to how the Board of Directors and its committees should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, evaluation and compensation of key executive officers (which includes all named executive officers), expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. The Corporate Governance Guidelines are available in the “Corporate Governance Documents” section of our website at www.realtyincome.com.
Corporate Governance Highlights

All directors, with the exception of our CEO, are independent, and all Board committee members are independent.	We have a Chairman of the Board who is separate from and independent of our Chief Executive Officer.

All directors are subject to annual election with a majority voting standard in uncontested elections.	Our directors, officers, and employees are subject to a Code of Business Ethics.

Our directors, officers, and employees are subject to insider trading policies.	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.

No stockholder rights plan is in effect.	Our Bylaws permit stockholders to propose amendments to our Bylaws.

Our Board focuses on board refreshment and recruitment, with four of our directors having been appointed since 2021.	The time-based equity awards for our named executive officers have “double-trigger” acceleration provisions.

Cash and equity incentive compensation is subject to a formal clawback policy.	An Enterprise Risk Management (“ERM”) evaluation is conducted annually to identify and assess Company risk.

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Table of Contents	Corporate Governance

Our directors and executive officers have minimum stock ownership requirements.	Our Bylaws permit stockholders to request the calling of a special meeting and include market-standard proxy access nominating provisions.

Our Board of Directors conducts regular executive sessions of independent directors.	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.

Our Compensation and Talent Committee oversees our human capital and talent management programs.	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.

Our Audit Committee assists the Board in its oversight of cybersecurity, information technology, and other data privacy risks, as well as enterprise-level risks that may affect our financial statements, operations, business continuity, and reputation.

Pursuant to our Corporate Governance Guidelines, our directors may not sit on more than five public company boards (including our Board), or, to the extent a director is a chairman or lead independent director of a public company board, then not more than four public company boards (including our Board).

Our Nominating/Corporate Governance Committee maintains direct oversight of our sustainability corporate initiatives.	Anonymous reporting is available through our whistleblower hotline, which is tested annually and reported quarterly to our Audit Committee or Nominating/Corporate Governance Committee, as appropriate.

2026 Proxy Statement	Realty Income 23

Corporate Governance	Table of Contents

COMMITTEES OF THE BOARD
Our Board has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation and Talent Committee, and the Nominating/Corporate Governance Committee. Each committee is composed entirely of independent directors within the meaning of the director independence standards of our Corporate Governance Guidelines, which reflect the NYSE director independence standards and the audit committee requirements of the SEC.
The following table provides a summary of the selected areas in which a standing committee of the Board of Directors was delegated oversight responsibility:

	Audit Committee	Compensation and Talent Committee	Nominating/Corporate Governance Committee	Full Board of Directors

Corporate Strategy
Enterprise Risk Management
Integrity of Financial Statements
Legal and Regulatory Compliance
Internal Audit Function & Independent Auditor
Tax
Cybersecurity and Privacy
Health and Welfare Benefits
Equitable and Fair Compensation Trends and Practices
Human Capital and Talent Management
Business Impact and Sustainability
Stockholder Engagement
Governance Matters
Board and Executive Succession
Each committee operates under a written charter, all of which were reviewed and/or updated by their respective committees annually. Our Board may, from time to time, establish certain other committees to facilitate oversight of the management of the Company. The charters of each of our standing committees are available in the “Corporate Governance Documents” section of our website at www.realtyincome.com.

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Audit Committee
RESPONSIBILITIES
•Oversee compliance with legal and regulatory requirements
•Oversee the integrity of our financial statements
•Assist our Board of Directors in its oversight of cybersecurity, information technology, and other data privacy risks, and enterprise-level risks that may affect our financial statements, operations, business continuity, and reputation
•Assist our Board of Directors in its oversight of our guidelines and policies with respect to enterprise risk management
•Oversee the type and presentation of the Company’s quantitative disclosures related to sustainability matters
•Review of related party transactions pursuant to the Company’s Related Party Transaction Policy and Procedures
•Oversee the performance of our internal audit function
•Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:
◦The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee
◦The independence and qualifications of the independent registered public accounting firm
◦The compensation of the independent registered public accounting firm
◦Critical audit matters of the Company; and
◦Any significant proposed accounting changes
Our Board of Directors has determined that Messrs. Chapman, Jacobson, and McLaughlin and Ms. Almodovar each qualifies as an audit committee financial expert, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the SEC independence requirements for audit committee membership. The Audit Committee may delegate any or all of its responsibilities to a subcommittee of the Audit Committee to the extent permitted by applicable law.

MEMBERS Priscilla Almodovar (Chair) A. Larry Chapman Jeff Jacobson Gregory T. McLaughlin

INDEPENDENT All

MEETINGS IN 2025 6

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Corporate Governance	Table of Contents

Compensation and Talent Committee
RESPONSIBILITIES
•Periodically review our programs and strategies related to human capital and talent management, including compensation and benefits, recruiting and retention, management succession, and engagement
•Establish and administer our executive compensation programs
•Conduct an annual review of our compensation philosophy and incentive programs, including to ensure they reflect our risk management philosophies, policies and processes
•Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation based on such goals and objectives to help determine and approve his compensation
•Review and approve all executive officers’ severance arrangements, as applicable
•Manage and annually review executive officer short-term and long-term incentive compensation
•Set performance metrics under all short-term and long-term incentive compensation plans as appropriate
•Review the compensation of members of our Board of Directors; and
•Periodically review our stockholder engagement results and feedback received with respect to executive compensation matters
•Administer and oversee clawback policy providing for the recoupment of compensation received by executive officers and other covered employees
Our Board of Directors has determined that all of the members of the Compensation and Talent Committee are “independent” within the meaning of our director independence standards and the NYSE director independence standards (including those applicable to Compensation and Talent Committee members) and are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation and Talent Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation and Talent Committee to the extent permitted by applicable law.

MEMBERS Priya Cherian Huskins (Chair) Mary Hogan Preusse Kim Hourihan Gerardo I. Lopez Gregory T. McLaughlin

INDEPENDENT All

MEETINGS IN 2025 7

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Table of Contents	Corporate Governance

Nominating/Corporate Governance Committee
RESPONSIBILITIES
•Provide counsel to our Board of Directors on a broad range of issues concerning the composition and operation of the Board of Directors
•Develop and review the qualifications and competencies required for membership on our Board of Directors
•Review and interview qualified candidates to serve on our Board of Directors
•Oversee the structure, membership, and rotation of the committees of our Board of Directors
•Oversee significant policies, programs and practices related to environmental, social, and governance matters
•Assess the effectiveness of the Board of Directors and executive management
•Oversee succession planning for our executive management
•Review and consider developments in corporate governance to ensure that best practices are being followed; and
•Consider actions to be taken in support of Board refreshment
As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices, which includes our Corporate Governance Guidelines that, as more fully described below, govern the operation of the Board of Directors. The Nominating/Corporate Governance Committee may delegate any or all of its responsibilities to a subcommittee of the Nominating/Corporate Governance Committee to the extent permitted by applicable law.

MEMBERS Reginald H. Gilyard (Chair) Mary Hogan Preusse Priya Cherian Huskins Michael D. McKee

INDEPENDENT All

MEETINGS IN 2025 4

DIRECTOR SELECTION PROCESS
Director Qualifications
Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:
•Business and professional background;
•Differences in background, expertise, perspectives, and thought;
•History of leadership or contributions to other organizations;
•Functional skill set and expertise;
•General understanding of marketing, finance, accounting, corporate governance, federal securities, and other relevant laws and regulations, international experience, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•Experience as a member of the board of directors of another publicly-held company;
•Commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and
•Ability to perpetuate the success of the business and represent stakeholder interests through the exercise of sound business judgment.

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Corporate Governance	Table of Contents
Identifying and Evaluating Nominees for Directors
Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify director nominees. Current members who are willing to continue service and who have qualifications and skills that are generally consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are generally re-nominated.
As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has discretion to retain a search firm to assist with identifying new candidates for membership on our Board of Directors if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as candidates nominated by the Nominating/Corporate Governance Committee and will be considered accordingly.
Board Refreshment
Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition, and the exercise of sound business judgment in discharging the Board’s responsibilities in accordance with evolving standards and practices. We seek to add directors who contribute to the unique mix of background, expertise, perspective, age, and gender of our Board of Directors. We maintain an inclusive Board of Directors, of which, as of March 25, 2026, approximately 36% of our Board of Directors standing for re-election identify as female and approximately 55% identify as being from an under-represented community. The Nominating/Corporate Governance Committee aspires to obtain a desired mix of skills and experiences relevant to the Company’s strategic direction and operations, while leveraging the deep institutional knowledge and valuable insight associated with the Board’s more tenured directors. Our focus is to have a board that continues to deliver a high standard of performance and governance expected by investors.
Certain Key Board Characteristics
We seek to ensure our Board of Directors is composed of professionals with a mix of background, expertise, and perspectives to advance the Company's business strategies and objectives. As of March 25, 2026, our Board of Directors standing for re-election comprised the following:
Percentage of Board Members that are independent
Tenure on the Board

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Table of Contents	Corporate Governance
Stockholder Recommendations
The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership, along with a detailed résumé of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 33.
A stockholder desiring to recommend a candidate for consideration by the Nominating/Corporate Governance Committee for election at our 2027 annual meeting of stockholders must deliver the recommendation along with the information noted above, between October 26, 2026 and November 25, 2026 (not more than 150 days nor less than 120 days prior to the first anniversary of the date our Proxy Statement is released to stockholders for the 2026 annual meeting of stockholders) in order to be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for our 2027 Annual Meeting” in this Proxy Statement on page 88. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.
Proxy Access
Our stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of our Bylaws, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors up for election as of the last day in which a proxy access nomination may be submitted under our Bylaws, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.
BOARD ROLE IN RISK OVERSIGHT
Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our Company and reviews and oversees our ERM program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the Company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board levels and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.
While the Board oversees the overall risk management process for the Company, each of the Board’s committees also assists the Board in this oversight with respect to the following risks:
•The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, focusing on internal controls, as well as key credit risks, liquidity risks, cybersecurity risks, information technology risks, data privacy risks, market risks and compliance, and the guidelines, policies, and procedures for monitoring and mitigating those risks and discusses major enterprise-level risk exposures;
•The Compensation and Talent Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and
•The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions.
By assigning such responsibilities, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and each of the Board’s committees, review and discuss specific risk topics in significant detail in their respective meetings with our senior management team.

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Corporate Governance	Table of Contents
Cybersecurity Risk Management
The Board of Directors considers cybersecurity risk as part of its risk oversight function, and the Audit Committee of our Board oversees Realty Income’s cybersecurity and other information technology risk exposures and the steps taken by management to monitor and control such exposures. Our cybersecurity risk profile and cybersecurity program status are reported to the Audit Committee on a quarterly basis. In addition, management updates the Audit Committee, as necessary, regarding any significant cybersecurity incidents, as well as any incidents with lesser impact potential. The Audit Committee reports to the full Board regarding its activities, including those related to cybersecurity, and the full Board also receives briefings from management on our cybersecurity risk management program, as appropriate.
Our Senior Vice President of Information Technology serves as the Chair of our Cybersecurity Risk Committee and is primarily responsible for assessing and managing our material risks from cybersecurity threats, including our overall cybersecurity risk management program, and supervises both our internal cybersecurity personnel and our retained external cybersecurity consultants. Our Senior Vice President of Information Technology has served in information technology roles for the Company since 2007, and has led the department since 2020. He has over 20 years of experience implementing and operating cybersecurity technologies, policies, and procedures throughout various industries.
Our Senior Vice President of Information Technology works closely with our management team to keep them informed about and to monitor the Company’s efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel, threat intelligence and other information obtained from governmental, public, or private sources, including external consultants engaged by us, and alerts and reports produced by security tools deployed in the information technology environment. Our management team has extensive experience implementing and operating cybersecurity technologies, policies, and procedures throughout various industries and includes a Certified Information Systems Security Professional with ISC2. Additionally, we leverage outside cybersecurity consultants to assist with identifying, assessing, and managing cybersecurity risks.
Compensation Risk Assessment
The Compensation and Talent Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes.
The total compensation for all named executive officers and executive vice presidents is established after the Compensation and Talent Committee determines the appropriate performance metrics to best align the interests of management with the best interests of the Company. The Short-Term Incentive Program metrics are based on financial, operational, and individual performance goals. The Long-Term Incentive Program metrics are primarily based on our TSR performance relative to our peers, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.
Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and our general policies and procedures. The Compensation and Talent Committee has sought to align the interests of our employees with those of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation and Talent Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on us.
Code of Business Ethics
We maintain a Code of Business Ethics that applies to our directors, officers, and employees, and addresses matters such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of our assets. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. Our Code of Business Ethics is available in the “Corporate Governance Documents” section of our website at www.realtyincome.com. We intend to disclose any future amendments to, or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within four business days following such amendment or waiver, or as otherwise required by the SEC or the NYSE.

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Whistleblower Policy
Our Board of Directors oversees the company’s “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations, or suspected violations for any and all matters pertaining to accounting, internal control, or auditing.

Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans are prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans or indebtedness.
Insider Trading Policy
Our Board of Directors has adopted an insider trading policy that governs the purchase and sale of the Company’s securities, applicable to our directors, officers, and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws and the listing standards of the NYSE.
Clawback Policy
Our Board of Directors has adopted a mandatory clawback policy in compliance with SEC rules and NYSE listing standards that requires the Company to recover erroneously awarded cash and/or equity-based incentive compensation that was granted, earned, or vested based in whole or in part, on attainment of one or more financial reporting measures in the event the Company is required to prepare an accounting restatement, unless the Compensation and Talent Committee determines that recovery would be impracticable. In addition, the Compensation and Talent Committee will have the discretion to recover (i) in the event of a decision by the Compensation and Talent Committee that one or more performance metrics used for determining any cash incentive compensation or equity-based incentive compensation that was paid or granted during the three-fiscal year period immediately preceding such determination (or longer in the event of the fraud or intentional misconduct of the applicable officer), including, but not limited to, incentive-based compensation, was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more current or former officers, and (ii) in the event that the Company is required to prepare a restatement due to any officer’s fraud or intentional misconduct, any cash incentive compensation or equity-based compensation that was paid or granted to such officer at any time.
Company Culture and Employees
We put great effort into cultivating an inclusive company culture. We operate as “One Team” and are committed to providing our employees an engaging work environment centered on our values of:

1	2	3	4	5

Do the right thing	Take ownership	Empower each other	Celebrate differences	Give more than we take

We hire talented employees with different backgrounds and perspectives and work to provide an environment with regular open communication where capable team members have fulfilling careers and are encouraged to engage and make a positive impact with business partners and in the communities in which we operate. We invest in our employees’ development and training, providing access to online learning, professional development opportunities, and a leadership development program.

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Corporate Governance	Table of Contents
Stockholder Engagement
At Realty Income, we recognize that continuous engagement with our stockholders is essential to understanding their priorities and ensuring best practices are maintained across our business. Through an open and ongoing dialogue with shareholders, we ensure that diverse perspectives are considered in our decision-making process.
In 2025, we engaged with shareholders of approximately 61% of our common stock, representing approximately 110 individual firms. During our conversations with stockholders, we discussed various topics, including:
•Sustainability considerations, including recent and planned sustainability initiatives;
•Workplace culture initiatives;
•Executive compensation;
•Recent board refreshment; and
•Board composition and structure.
In addition to internal management engaging with stockholders, Reginald H. Gilyard, our Chair of the Nominating/Corporate Governance Committee, participated in specific calls, which provided stockholders direct access to the Board of Directors. We report the details of our communications with stockholders to our Nominating/Corporate Governance Committee, Compensation and Talent Committee, and Board of Directors, as applicable. This dialogue allows our directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board of Directors considers stockholder feedback and responds in our best interests.

Outreach and Engagement	Evaluate and Respond

•In 2025, we engaged with shareholders of approximately 61% of our common stock, representing approximately 110 individual firms, to provide business updates and request meetings for further discussion.
•These discussions covered a broad range of topics, including business and sustainability-related matters, notably executive compensation, composition and structure of our Board, and company culture.
•In line with our commitment to continued dialogue, Realty Income’s Investor Relations team will proactively reach out to the governance teams of our top 20 largest shareholders to offer time to discuss key topics and gather feedback ahead of our 2026 Annual Meeting.

•We provide periodic updates to the Board of Directors and relevant committees on the outcomes of our shareholder outreach efforts.
•We carefully consider stockholder input regarding our current and proposed governance practices, as well as public disclosures.
•The Nominating/Corporate Governance Committee actively oversees the Company’s sustainability initiatives and strategies. We continue to enhance our sustainability initiatives and disclosures.
•We continuously evaluate the structure and composition of our Board.

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Meetings and Attendance
Our Board of Directors met nine times during 2025. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period in which they were members of our Board of Directors, and (ii) the total number of meetings of the Committees of our Board of Directors on which such directors served and that were held during the period in which they served. Although we have no formal policy with regard to attendance of our directors at our annual meeting of stockholders, it is customary for, and we expect, all directors to attend. All directors attended our virtual 2025 annual meeting of stockholders.
To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings unless, under certain circumstances, management is invited. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presides at the executive sessions of the Board.
Communications with the Board
Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:

Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary BoardofDirectors@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130

All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.

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DIRECTOR COMPENSATION Under the director stock ownership guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer.

The Compensation and Talent Committee is responsible for reviewing the compensation of members of the Board of Directors. Compensation for the independent directors of our Board of Directors for 2025 consisted of both cash compensation and an equity grant. The cash compensation included an annual cash retainer, an additional cash retainer for service as the Non-Executive Chairman, and additional cash retainers for service as a Chairperson or member of one of the standing committees of our Board of Directors, in the amounts as set forth below. In addition, per the terms of the Realty Income Corporation 2021 Incentive Award Plan, as amended and adopted by stockholders at the 2025 annual meeting of stockholders (the “Plan”), each non-employee director was automatically granted an annual equity retainer in the form of restricted shares or RSUs valued at $200,000 (subject to adjustment as provided in the Plan) on the date of the 2025 annual meeting of stockholders or on the date of such director’s election to the Board. For 2025, approximately 59% of director compensation was in the form of restricted shares of the Company’s stock, which is structured such that it aligns the interests of our Board with those of our stockholders.

Position Held	Annual Equity Grant ($)(1)	Annual Cash Retainer ($)

Board of Directors – Member (including Non-Executive Chair)	200,000	100,000
Board of Directors – Non-Executive Chair	—	150,000
Audit Committee Chair	—	35,000
Compensation and Talent Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	25,000
Audit Committee Member	—	17,500
Compensation and Talent Committee Member	—	15,000
Nominating/Corporate Governance Committee Member	—	15,000
1.The value of the annual equity retainer is fixed at $200,000. The number of restricted shares or RSUs granted is based on the closing share price on the date of grant.

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Table of Contents	Director Compensation
Under the Plan, the vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:

Years of Service	Vesting
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately
Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2025:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Michael D. McKee	280,000	199,978	—	479,978
Priscilla Almodovar(4)(5)	135,000	199,978	—	334,978
A. Larry Chapman	117,500	199,978	—	317,478
Reginald H. Gilyard(4)	125,000	199,978	—	324,978
Mary Hogan Preusse(4)	118,750	199,978	—	318,728
Kim Hourihan(4)(6)	28,750	199,997		228,747
Priya Cherian Huskins	140,000	199,978	—	339,978
Jeff Jacobson(4)	117,500	199,978	—	317,478
Gerardo I. Lopez(4)	115,000	199,978	—	314,978
Gregory T. McLaughlin	132,500	199,978	10,000	342,478
Jacqueline Brady(6)	57,500	—	—	57,500
1.Mr. Roy, our President, Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest Net Lease, Inc. (“Crest”), a wholly-owned subsidiary of Realty Income, during 2025. His compensation is reflected as part of the “Summary Compensation Table” on page 60.
2.On May 13, 2025, the date of our 2025 Annual Meeting of Stockholders, each non-employee director who served at that time received 3,632 shares of restricted stock with a grant date fair value of $199,978, which is calculated by multiplying the 3,632 shares by the closing market price per share of our common stock on May 13, 2025 of $55.06, as prescribed by ASC Topic 718. In addition, in connection with her appointment to the Board, on October 14, 2025, Ms. Hourihan received a grant of 3,399 shares of restricted stock with a grant date fair value of $199,997, which is calculated by multiplying the 3,399 shares by the closing market price per share of our common stock on October 14, 2025 of $58.84, as prescribed by Accounting Standards Codification Topic 718. All of these restricted stock grants vest according to the vesting schedule described above and include dividends paid from the date of grant.
3.The amount in this column represents the annual retainer of $10,000 for serving on the board of directors of Crest.
4.As of December 31, 2025, the non-employee directors did not hold any stock options or unvested restricted stock units. The following directors hold unvested restricted stock: Ms. Almodovar holds 7,633 shares, Mr. Gilyard holds 7,633 shares, Ms. Hogan Preusse holds 7,633 shares, Ms. Hourihan holds 3,399 shares, Mr. Jacobson holds 8,966 shares, and Mr. Lopez holds 7,633 shares. The other non-employee directors did not hold any shares of unvested restricted stock as of December 31, 2025.
5.Directors may elect to defer their compensation under the Deferred Compensation Plan, as described further below. Ms. Almodovar elected to defer 75% of her cash retainer earned in 2025.
6.Ms. Hourihan was elected to our Board of Directors in October 2025, and Ms. Brady did not stand for re-election to our Board of Directors in May 2025. Their cash retainers were prorated to reflect their service dates.

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Director Compensation	Table of Contents
OTHER PAYMENTS FOR DIRECTORS
The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs and conferences to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Deferred Compensation
Pursuant to the Realty Income Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) effective December 1, 2024, non-employee directors (as well as eligible executives) can defer receipt of taxable income and thereby defer income taxes to assist in saving for retirement. Under the Deferred Compensation Plan, non-employee directors can elect to defer up to 100% of their director retainer, equity awards, and other compensation. Amounts deferred under the Deferred Compensation Plan are credited to one or more accounts, and cash amounts are notionally invested in investments selected by the applicable participant from among those the Deferred Compensation Plan administrator offers, and the account is credited with the gains or losses from such investment.
Upon the distribution date specified in the Deferred Compensation Plan (generally a specified date or the date of such participant’s separation from service), the amount in such participant’s account is paid either in a single lump sum or in equal installments over a period of up to (i) five years in the event of distributions payable on a specified date, or (ii) ten years, in the event of distributions payable following a separation from service, in each case, based on the payment election made by the participant at the time the payment was initially deferred.
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer of $100,000 paid to such director for service as a member of the Board of Directors, without reference to committee or chair service. The stock ownership goal as of December 31, 2025 for each of our non-employee directors was five times their annual cash retainers as of December 31, 2025 of $100,000, or $500,000, divided by the closing price per share of our common stock as of December 31, 2025 (the last trading day of the year) of $56.37. This equals a minimum share ownership requirement of 8,870 shares.
All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2025, each director subject to the guidelines met or exceeded the stock ownership requirements.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS The following table sets forth certain information as of the record date for the Annual Meeting of March 2, 2026 concerning our executive officers.

Name and Current Title	Age	Business Experience

Neil M. Abraham Executive Vice President, Chief Strategy Officer and President, Realty Income International	55
Mr. Abraham has been our President, Realty Income International since January 2022 and Executive Vice President, Chief Strategy Officer since May 2018. He served as Executive Vice President, Chief Investment Officer from November 2015 to May 2018. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York from 2007 to 2015. Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel, and Secretary	58	Ms. Bushore has been our Executive Vice President, Chief Legal Officer, General Counsel, and Secretary since February 2021. As previously announced, Ms. Bushore will leave the Company and is expected to continue to serve in her role until September 2, 2026 to facilitate a smooth transition. Prior to joining us, Ms. Bushore served as Executive Vice President, General Counsel, Chief Legal & Risk Officer, and Corporate Secretary at Caesars Entertainment, Inc. from 2018 to 2020, and Deputy General Counsel and Corporate Secretary at Monsanto from 2013 to 2018, as well as Chief Legal Officer of The Climate Corporation. Earlier, she was in private practice with Latham & Watkins LLP.

Mark E. Hagan Executive Vice President, Chief Investment Officer	59	Mr. Hagan has been our Executive Vice President, Chief Investment Officer since May 2018. Prior to joining us, Mr. Hagan served as Managing Director, Real Estate Investment Banking at RBC Capital Markets, LLC from 2010 to 2018, Managing Director, Real Estate Investment Banking at Deutsche Bank Securities, Inc. from 2005 to 2009, and Director, Real Estate Investment Banking at Merrill Lynch & Co., Inc. from 1998 to 2005.

Shannon Kehle Executive Vice President, Chief People Officer	53
Ms. Kehle has been our Executive Vice President, Chief People Officer since January 2022. She served as our Senior Vice President, Human Resources from January 2019 to December 2021, and as our Vice President, Human Resources from April 2014 to December 2018. Prior to joining us, Ms. Kehle worked in senior leadership human resources roles across diverse companies, including clean technology, online gaming, hospitality, and interactive media and technology.

Jonathan Pong Executive Vice President, Chief Financial Officer, and Treasurer	43	Mr. Pong has been our Executive Vice President, Chief Financial Officer and Treasurer since January 2024. He joined Realty Income in 2014 and previously led the company’s capital markets, investor relations, financial planning and analysis, and derivatives functions as Senior Vice President, Head of Corporate Finance. Before joining Realty Income, Mr. Pong was a Vice President in Equity Research at Robert W. Baird, covering the retail net lease and shopping center industries. He began his career with Deloitte & Touche LLP in the Audit & Assurance practice covering engagements in the real estate, financial services, and software industries.

Sumit Roy President and Chief Executive Officer	56	Mr. Roy’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 18.

Gregory J. Whyte Executive Vice President, Chief Operating Officer	65	Mr. Whyte has been our Executive Vice President, Chief Operating Officer since January 2023. From 2007 to 2016, he served as a Senior Advisor in the Real Estate and Lodging Investment Banking group at UBS Securities. Previously, from 1991 to 2006, he was a Managing Director, Global Head of Real Estate Equity Research at Morgan Stanley. He is a director at Orion Office REIT Inc. (NYSE: ONL) and previously served as an independent director of TIER REIT, Inc. (NYSE: TIER) from 2017 to 2019.

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EXECUTIVE COMPENSATION
The objectives of our compensation program include aligning the interests of management with stockholders, linking compensation to Company performance, and attracting and retaining highly qualified executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the compensation policies and programs for the following executive officers of the Company for the fiscal year ended December 31, 2025 (the named executive officers):

Name	Current Title
Sumit Roy	President and Chief Executive Officer
Jonathan Pong	Executive Vice President, Chief Financial Officer, and Treasurer
Neil M. Abraham	Executive Vice President, Chief Strategy Officer, and President, Realty Income International
Mark E. Hagan	Executive Vice President, Chief Investment Officer
Michelle Bushore	Executive Vice President, Chief Legal Officer, General Counsel, and Secretary
Ms. Bushore, who has served as our Executive Vice President, Chief Legal Officer, General Counsel and Secretary, will be leaving the Company and will continue to serve in her role through September 2, 2026. In connection with Ms. Bushore's separation from the Company, she became entitled per the terms of the Company’s Severance Plan to severance benefits subject to her execution and non-revocation of a release of claims, and we entered into a Transition Agreement with Ms. Bushore, as described below under "Potential Payments Upon Termination or Change in Control."
CEO Compensation Mix

At-Risk		Not At-Risk

74%		26%

54%	20%	18%	8%

LTIP Performance Shares	STIP Cash Awards	LTIP Time-Based Restricted Shares

		Annual Salary

Other NEO Compensation Mix

At-Risk		Not At-Risk

67%		33%

50%	17%	16%	17%

LTIP Performance Shares	STIP Cash Awards	LTIP Time-Based Restricted Shares	Annual Salary

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EXECUTIVE SUMMARY
The primary objectives of our compensation program are to:
1.Align the interests of management with those of stockholders;
2.Link executive compensation to the Company’s short-term and long-term performance; and
3.Attract, motivate, and retain highly qualified executive officers through competitive compensation arrangements.
We continue to adhere to balanced compensation and corporate governance practices as set forth in the following table:

WHAT WE DO:	WHAT WE DO NOT DO:
DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	Do NOT allow for uncapped award opportunities
DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	Do NOT provide any perquisites to our named executive officers
DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan and providing the opportunity to defer compensation
DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	Do NOT pay accrued dividends on performance shares unless and until they vest
DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk-taking behavior	Do NOT incentivize excessive risk-taking
DO allow for the Board to “clawback” and recover erroneously awarded cash and/or equity-based incentive compensation	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits (other than a limited gross-up on a medical benefit available to all senior vice presidents and above)
DO employ the services of an independent compensation consultant that reports to the Compensation and Talent Committee of the Board of Directors	Do NOT provide for excise tax gross-ups
DO grant performance-based equity, which is at-risk and not guaranteed	Do NOT permit executive officers or directors to pledge or hedge our securities
DO align certain corporate responsibility initiatives to individual performance goals, rigorously reviewed by the Compensation and Talent Committee of the Board of Directors	Do NOT have employment contracts with our NEOs
2025 Performance
We executed on a number of strategic priorities in 2025, which resulted in net income per share of $1.17 and a record AFFO per share of $4.28. For the year ended December 31, 2025, we completed $6.2 billion of investment volume at our pro-rata share at an initial weighted average cash yield of 7.3%. To fund investments and in order to maintain and fortify our industry-leading balance sheet, we issued $2.9 billion of unsecured bonds during 2025 and raised approximately $2.4 billion of common equity over the course of the year. Portfolio operations remain stable, and our asset management team’s proactive approach resulted in a rent recapture rate of 103.9% of expiring rent on properties re-leased during the year, and we ended the year with occupancy of 98.9%. We further highlight below our performance for the year and management’s execution of our strategy to create long-term growth, including supporting dividend growth. We focused, and will continue to focus, on the following key areas when executing our strategy during 2026:

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2025 Accomplishments(1)

15,511 properties	$6.3B total investments	$1.17 net income per share	$4.28 record AFFO per share(1)

4.7x fixed charge coverage ratio	5.4x Net Debt-to-Annualized Pro Forma Adjusted EBITDAre(2)	91.8% of leasing activity with existing clients	103.9% year-to-date rent recapture on properties re-leased to new or existing clients	98.9% year-end occupancy by property

2.9% growth in annual dividends paid per share	$82.1B enterprise value(3)	$2.9B of long-term, fixed rate U.S. Dollar and Euro-denominated debt raised	$2.4B equity capital raised
1.Amounts are as of 12/31/2025.

Launched our inaugural perpetual life open-end fund in 2025, in which we raised $1.5 billion in total commitments through year-end.

Announced an $800 million preferred equity investment in CityCenter Las Vegas in partnership with Blackstone Real Estate.

Continued to expand our international portfolio by investing $3.7 billion in the United Kingdom and continental Europe, representing 60% of our total investment volume.

Ended the year with a fixed charge coverage ratio of 4.7x and achieved Net Debt-to-Annualized Pro Forma Adjusted EBITDAre(2) of 5.4x.

Increased monthly dividends paid per share by 2.9% to $3.217 in 2025.

As of December 31, 2025, approximately 32.2% of our annualized base rent was generated from investment-grade clients, their subsidiaries, or affiliated companies.

Remained well-positioned for 2026 with a conservative capital structure and strong liquidity. We ended the year with $4.1 billion of total liquidity at our Pro-Rata Share(4), comprised of our Pro-Rata Share of cash and cash equivalents, our Pro-Rata Share of availability on our credit facilities, and unsettled ATM forward equity, net of borrowings under our commercial paper program.

1.AFFO is a non-GAAP measure. AFFO is adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Please refer to Appendix A for a reconciliation of AFFO per share to net income available to common stockholders per share.

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2.Annualized Pro Forma Adjusted EBITDAre is a non-GAAP measure. The Annualized Pro Forma Adjustments, which includes transaction accounting adjustments in accordance with U.S. GAAP and adjusted for our pro-rata share, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. Please refer to Appendix A for a reconciliation of our non-GAAP measures.
3.Enterprise value is total market value, less cash and cash equivalents, at our pro-rata share.
4.Reflects adjustments for our share based on our proportionate economic ownership of our joint ventures (which adds our pro-rata share of unconsolidated entities and deducts our noncontrolling interests share).
We also continue to have a favorable view on each of our top client industries, which include non-discretionary essential goods such as convenience stores, grocery, dollar stores, and home improvement, which collectively comprise approximately 33.1% of our annualized base rent.
In 2025, our TSR, assuming reinvestment of dividends, was 12.2%, outperforming the FTSE Nareit Equity REITs Index, which had a TSR of 2.3%. We continued to focus on providing favorable risk-adjusted returns for stockholders, as illustrated through the increase of our net income per share from $0.98 in 2024 to $1.17 in 2025. In 2025, we grew AFFO per share by 2.1% to $4.28, and stockholders realized a 2.9% increase in the amount of dividends paid per share.
Our favorable financial results and successful execution of our strategy are significant contributors in determining the compensation awarded to our executives. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2025 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.
SAY-ON-PAY STOCKHOLDER SUPPORT
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Stockholders have approved, by over 91%, the advisory say-on-pay vote during each year since say-on-pay has been effective in the U.S. dating back to 2011. Our stockholders continue to express substantial support for the compensation of our named executive officers, as demonstrated by 93.0% of the votes cast in favor of the advisory say-on-pay vote at our 2025 annual meeting of stockholders.
This continued support of our compensation program, as demonstrated below, reflects a strong alignment with our performance and long-term value creation for our stockholders. In 2025, we continued our practice of engaging and interacting with our stockholders through various means of communication. In this regard, we routinely interact with stockholders throughout the year about executive compensation and other matters.

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Say-on-Pay Stockholder Approval

91%+ Every Year Since 2011
2025
COMPENSATION PROCESS
In addition to say-on-pay vote results and other feedback from stockholders, the Compensation and Talent Committee considers other factors in evaluating our executive compensation program, including, but not limited to:
•The alignment of our compensation program with our financial and operational objectives;
•The ability of the program to recognize individual contributions towards our performance;
•The ability of the compensation program to retain highly qualified executive officers;
•Whether the structure of the compensation program would promote undue risk;
•Recommendations provided by the Compensation and Talent Committee’s independent consultant; and
•A review of peer data.
COMPENSATION CONSULTANT
In 2025, the Compensation and Talent Committee directly retained FPC, a nationally known independent executive compensation and benefits consulting firm specializing in the real estate industry, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation and Talent Committee.
The consulting services provided by FPC in 2025 included:
1.Evaluating the current compensation program design and guidelines for named executive officers, and assisting in structuring a compensation program that meets the objectives outlined by the Compensation and Talent Committee;
2.Evaluating the current compensation program for members of the Board of Directors;
3.Providing peer information to assist the Compensation and Talent Committee in selecting the appropriate peer group;
4.Benchmarking the compensation for the named executive officers against the appropriate peer group;

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5.Identifying the appropriate mix of compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
6.Conducting an annual independent risk assessment for the Compensation and Talent Committee to ensure our executive compensation is appropriately structured and does not promote undue risk;
7.Discussing market-based incentive programs, including performance metrics and targets, within our peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and
8.Providing an overview of industry trends related to human capital across the entire real estate industry.
FPC reports to the Compensation and Talent Committee and works with management as directed by the Compensation and Talent Committee. The Compensation and Talent Committee retains the right to terminate or replace FPC at any time. Pursuant to the Compensation and Talent Committee’s Charter, the Compensation and Talent Committee has the power to engage other consultants and advisors as required.
Through review and consultation with FPC, the Compensation and Talent Committee assessed the independence of FPC in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation and Talent Committee has determined that FPC’s work raised no conflict of interest currently or during the year ended December 31, 2025.
PEER GROUP DATA
The Compensation and Talent Committee uses comparison data from various companies it considers peers as a guide in its review of each of the elements of our compensation program. Prior to approving the 2025 incentive compensation program, the Compensation and Talent Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2025 performance. The Compensation and Talent Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers, goals, and objectives, and in consideration of each named executive officer’s individual contribution to our performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.
2025 PEER GROUP FOR 2025 COMPENSATION DECISIONS
The Compensation and Talent Committee, with the help of FPC, annually reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. In light of the Company’s significant size and evolving business, the Committee evaluated whether the peer group should be expanded beyond traditional REITs. This review included consideration of non-REIT companies that more closely align with our scale, complexity, and competitive environment. This approach is increasingly common among the largest publicly traded REITs, with eight of the ten largest REITs (including our Company) now including non-REIT companies within their peer groups to varying degrees. Non-REIT companies included in these peer groups include financial services, asset management focused, and other capital intensive companies.
The peer group recommended by FPC in 2024 and used by the Compensation and Talent Committee to set 2025 compensation (the “2025 Peer Group”) consisted of the 18 companies listed below.

2025 Peer Group(1)
Alexandria Real Estate Equities, Inc.	Equinix, Inc.	Prologis, Inc.
AvalonBay Communities, Inc.	Equity Residential	Public Storage
BXP, Inc.	Jones Lang LaSalle Incorporated	Simon Property Group, Inc.
CBRE Group, Inc.	Kennedy-Wilson Holdings, Inc.	The Hartford Insurance Group, Inc.
Crown Castle Inc.	MetLife, Inc.	Ventas, Inc.
Digital Realty Trust, Inc.	Northern Trust Corporation	Welltower Inc.
1.The 2025 Peer Group consists of companies in the REIT and financial services industries, with the majority being S&P 500 companies. Essex Property Trust, Inc., Healthpeak Properties, Inc. and W.P. Carey, Inc. were removed from the 2025 Peer Group for the reasons noted above and CBRE Group, Inc., Jones Lang LaSalle Incorporated, Kennedy-Wilson Holdings, Inc., MetLife, Inc., Northern Trust Corporation, Simon Property Group, Inc., and The Harford Insurance Group, Inc. were added to the 2025 Peer Group.

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The companies in our 2025 Peer Group focus on a variety of asset classes with businesses that similarly manage long duration assets and cash flows and are similar to us in size in terms of total capitalization (common and preferred stock, partnership units convertible into stock, and long- and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation and Talent Committee believes that total and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. Using total capitalization and equity market capitalization to determine peer groups is consistent with real estate industry practices. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. The companies selected range from approximately 0.1x to 1.7x our size based on total capitalization, and our total capitalization was 1.3x as compared to the peer average. 67% of companies selected were below our size based on total capitalization as further demonstrated in the 2025 Peer Group Comparison chart below.
2025 PEER GROUP COMPARISON(1) (IN BILLIONS)

67th percentile of our 2025 Peer Group based on Total Capitalization

1.As of December 31, 2024, the 2025 Peer Group had total capitalization ranging from $7.0 billion to $129.5 billion, placing us in the 67th percentile of our 2025 Peer Group. In terms of equity market capitalization, we were in the 61st percentile of our 2025 Peer Group. Data sourced from Bloomberg as of December 31, 2024 which was information available at the time the Compensation and Talent Committee approved NEO compensation for 2025.
Management Involvement
In setting compensation for named executive officers, the Compensation and Talent Committee solicited input from the CEO concerning each of the named executive officers other than himself. In addition, from time to time, the Compensation and Talent Committee will direct management to work with the Compensation and Talent Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation and Talent Committee with a report of our operating and financial results for the past fiscal year relative to our performance metrics. The CEO also discusses his personal assessment of individual performance of each of the other named executive officers. At the request of the Compensation and Talent Committee, the CEO makes recommendations regarding salary and incentive compensation awards for each named executive officer other than himself. The Compensation and Talent Committee considers these recommendations and other factors, as discussed above, in making its final determination as to each named executive officer’s compensation.
ELEMENTS OF COMPENSATION
In structuring executive compensation, the Compensation and Talent Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives, and to reward them for their continued service through performance of their core responsibilities of their role. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to

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create long-term stockholder value. In addition to fostering retention and rewarding performance, our equity incentives are intended to align named executive officers’ long-term interests with our interests and the interests of shareholders.
The following table outlines the primary elements of our 2025 executive compensation program:

		Element	Objective Served
Total Compensation	Fixed Component	Base Salary	Rewards performance of core job duties and recognizes individual achievements, contributions, and experience.
		Time-Based Restricted Shares and Restricted Stock Units	Compensation that vests over future periods fosters retention and aligns the named executive officers’ interests with our best interests.
	Variable Component	Short-Term Incentive Program
Motivates each executive to achieve our short-term corporate operating and financial goals, rewards personal performance (including efforts towards accomplishing our sustainability initiatives), aligns the interests of executives with stockholders, and facilitates executive retention.

		Long-Term Incentive Program	Motivates executives to achieve our long-term financial goals, such as relative TSR, balance sheet strength, and consistency of our dividend.
Incentive Programs and Performance Metrics
Each year, the Compensation and Talent Committee, with input from FPC, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including Generally Accepted Accounting Principles (“GAAP”) and non-GAAP earnings metrics. The Compensation and Talent Committee believes the current mix of operational, liquidity, and financial earning metrics used for the 2025 performance year aligns with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. In 2025, consistent with the 2025 Peer Group compensation practices, the Compensation and Talent Committee maintained STIP and LTIP programs with maximum payouts at 220% and 200% of target, respectively, which required a corresponding level of rigor relative to projections to achieve maximum performance to further motivate and reward outstanding performance. The composition of our programs is weighted heavily in equity, at 72% tied to equity (in the form of time-based or performance shares) for our CEO, including a meaningful portion of compensation tied to long-term, three-year performance.
Total Target Direct Compensation
The Compensation and Talent Committee worked with FPC to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable or at-risk compensation. As an initial reference point, the Compensation and Talent Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Compensation and Talent Committee to ensure pay is competitive for the individual and account for the individual’s tenure and experience, as well as ensure the total amount for our executive team is reasonable. The Compensation and Talent Committee reviewed the median and aggregate total target direct compensation within our 2025 Peer Group based on market data provided by FPC. In February 2025, when establishing total target direct compensation levels for each NEO set forth below, the Compensation and Talent Committee gave consideration and special emphasis to each individual’s personal contributions to the organization as well as skill sets, qualifications, and experience, seeking to balance incentivizing high performing named executive officers with competitive pay opportunities. The Compensation and Talent Committee further considered our increased size, scale, and complexity due to acquisitions and other operational achievements relative to the prior year and the need for the compensation of our executives to be commensurate with market compensation practices and with the compensation of other comparable REITs of our size. In particular, we had the following results as of December 31, 2024 relative to results as of December 31, 2023 (except as noted otherwise):

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2024 Performance Compared to 2023 Performance

16.1% The portfolio increased to 15,621 properties from 13,458 properties	25.0% Annualized Base Rent increased to $5.0 from $4.0 billion	14.5% Total capitalization increased to $74.9 billion from $65.4 billion	15.0% Closed on the acquisition of Spirit Realty Capital in January 2024, which increased our property count by approximately 15%
•We were the seventh largest global REIT as measured by equity market capitalization of the FTSE EPRA Nareit Global REITs Total Return Index Constituents as of December 31, 2024.
•Our international expansion provided growth opportunities for investments and broader access to the capital markets.
Following this analysis, the Compensation and Talent Committee approved the named executives officer’s total target direct compensation, and approved the following total target direct compensation and structure for 2025 compensation: (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of time-based restricted shares.
With respect to Mr. Roy, the Compensation and Talent Committee increased Mr. Roy’s total target direct compensation to align with the market median of our 2025 Peer Group. The equity component of Mr. Roy’s target direct compensation increased, while his short-term cash-based compensation remained unchanged from 2024. Additionally, the Compensation and Talent Committee increased Mr. Pong’s total target direct compensation to reflect his performance during his first year as a NEO, which far exceeded his 2024 objectives, and to better align with peer compensation levels for 2025. The Compensation and Talent Committee approved increases to other NEOs’ total target direct compensation to align with the larger operating platform relative to the prior year, which included the continued expansion of our international portfolio, and to be commensurate with the compensation of the 2025 Peer Group.

	Total Target Direct Compensation

Named Executive Officers	2024 ($)	2025 ($)

Sumit Roy	11,125,000	12,500,000
Jonathan Pong	2,200,000	3,100,000
Neil M. Abraham	3,750,000	4,250,000
Mark E. Hagan	3,700,000	4,200,000
Michelle Bushore	2,750,000	3,100,000
Total	23,525,000	27,150,000
The elements of each NEOs total target direct compensation are as set forth in the following table:

	2025 Target Direct Compensation Elements

Named Executive Officers	Base Salary ($)	Target STIP ($)(1)	Target LTIP ($)(2)	Total Target Compensation ($)

Sumit Roy	1,000,000	2,498,000	9,002,000	12,500,000
Jonathan Pong	600,000	609,000	1,891,000	3,100,000
Neil M. Abraham	675,000	727,500	2,847,500	4,250,000
Mark E. Hagan	675,000	723,600	2,801,400	4,200,000
Michelle Bushore	600,000	485,000	2,015,000	3,100,000
1.The STIP was awarded entirely in cash.

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2.The LTIP consists of awards of performance shares and time-vesting restricted stock or restricted share units (“RSUs”). Approximately 75% of the NEOs’ LTIP opportunity is in the form of performance shares and 25% is in the form of time-vesting restricted stock.
CEO Total Target Direct Compensation
The Compensation and Talent Committee believes a significant portion of executive compensation should be performance-based in order to best align management’s interests with the best interests of the Company. The Compensation and Talent Committee substantially maintained the direct compensation of our CEO for 2025. In 2025, approximately 74% of our CEO’s total target direct compensation consisted of compensation that is performance-based on achievement of certain objective performance metrics.
For our CEO, the Compensation and Talent Committee used the following structure for determining the various elements of direct compensation payable for 2025:

Total Target Direct Compensation

28% Cash		72% Equity

8%	20%	54%	18%

Annual Salary	Cash Award	Performance-based Shares	Time-based Restricted Shares
	Short-term Incentive Program	Long-term Incentive Program	Long-term Incentive Program
Set forth below is a table that illustrates the application of the structure for 2025 compensation decisions for our CEO.

CEO ANNUAL CASH		CEO ANNUAL EQUITY		CEO TOTAL
Annual Salary	Target STIP Cash Award	Target LTIP Performance Shares	Time-Based LTIP Restricted Shares	Total Target Direct Compensation
$1,000,000	$2,498,000	$6,751,500	$2,250,500	$12,500,000

Base Salaries
In connection with its review of fiscal 2024 performance, the Compensation and Talent Committee decided to increase base salaries paid to our named executive officers, excluding Mr. Roy, for the year commencing on January 1, 2025. For Mr. Roy, his base salary remained unchanged as his total 2025 target cash compensation was slightly higher than the peer median. When making its decision, the Compensation and Talent Committee sought to incentivize high-performing named executive officers with competitive pay in increases to long-term incentive pay (for further detail, refer to “Total Target Direct Compensation” section starting on page 45). Following a year of strong overall company performance and entering 2025 with a robust external growth pipeline, balanced with increased macroeconomic uncertainty, base salaries were approved to remain unchanged for Mr. Roy and to increase for our other named executive officers. The 2024 and 2025 annualized base salaries are reflected in the table below.

NAMED EXECUTIVE OFFICER		SALARIES FOR FISCAL YEAR

	PRINCIPAL POSITION IN 2024	2024 ($)	2025 ($)

Sumit Roy	President, Chief Executive Officer	1,000,000	1,000,000

Jonathan Pong	Executive Vice President, Chief Financial Officer, and Treasurer	500,000	600,000

Neil M. Abraham	Executive Vice President, Chief Strategy Officer, and President, Realty Income International	650,000	675,000

Mark E. Hagan	Executive Vice President, Chief Investment Officer	650,000	675,000

Michelle Bushore	Executive Vice President, Chief Legal Officer, General Counsel, and Secretary	570,000	600,000

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Short-Term Incentive Program (STIP)
During February 2025, the Compensation and Talent Committee approved the 2025 STIP metrics, which is structured so that the named executive officers’ annual incentive awards closely align with the Company’s operating and financial performance. The components of the 2025 STIP were as follows:

Objective Company Performance Criteria Weighted 70%	Individual Performance Weighted 30%

•All of the compensation awarded under this program was at-risk.
•No compensation was awarded for below-threshold performance, and maximum payouts were capped at 220% of target.
•Awards were paid entirely in the form of cash.
2025 STIP PERFORMANCE GOALS
AFFO per share
Why we believe this metric is important: We believe that AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who evaluate and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO per share should be reconciled is net income available to common stockholders per share.
How the Compensation and Talent Committee set the 2025 goal: At the time the goal was set, we considered the Company’s public guidance to investors along with our internal operating plan while factoring in the potential impact of unexpected events and other key variables that could affect AFFO per share. These variables included, among others, the weighted average cost of capital, capital market conditions, cap rates, acquisition volume and timing, and broader macroeconomic factors that may influence earnings performance. Accordingly, the Compensation and Talent Committee set the AFFO per share goal in a range of $4.23 to $4.32. Our 2025 target performance was set at $4.25 AFFO per share. The threshold of $4.23 AFFO per share exceeded our generation of $4.19 in AFFO per share in 2024 by $0.04. Our 2024 AFFO was driven by portfolio growth from higher-than-anticipated 2024 investments of $3.9 billion compared to the initial projection of approximately $2.0 billion, as well as stronger operating results during 2024.
How the Company performed against the goal: AFFO per share for 2025 was a record $4.28, which was between the high, set at $4.27, and the maximum, which was set at $4.32 AFFO per share. AFFO of $4.28 per share outperformed target primarily due to increased investment volume at favorable investment spreads, as well as higher lease termination income as a result of our proactive asset management strategy.
Fixed Charge Coverage Ratio
Why we believe this metric is important: The fixed charge coverage ratio measures the extent to which earnings are sufficient to cover our fixed obligations, such as debt payments and interest expense. This non-GAAP metric is one of our note covenants presented to investors to assess our capability to incur additional debt under the terms of our senior notes and bonds. While not intended to measure liquidity or operating performance, this ratio serves as an important indicator of balance sheet strength and capital structure discipline. The fixed charge coverage ratio is included in the compensation program as it is a measure of our ability to effectively and conservatively manage our outstanding debt levels, which is essential to our business as we rely on continued access to external capital to support portfolio growth.
How the Compensation and Talent Committee set the 2025 goal: As of December 31, 2024, our fixed charge coverage ratio was 4.7x, primarily due to prudent debt management and low leverage throughout the year amidst a challenging interest rate environment. The goals for the fixed charge coverage ratios were maintained at a maximum 4.4x, target of 4.2x, and threshold of 4.0x, reflecting the Compensation and Talent Committee’s commitment to maintaining these metrics at conservative levels relative to our unsecured bond covenant requirements amidst an environment of rising global interest rates.

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How the Company performed against the goal: Our fixed charge coverage ratio as of December 31, 2025 was 4.7x, exceeding the maximum. We maintained low leverage while effectively managing our debt throughout the year. In April 2025, we issued $600.0 million senior unsecured notes at a yield to maturity of 5.337%. In June 2025, we issued €1.3 billion of dual-tranche euro-denominated senior unsecured notes at a weighted average yield to maturity of 3.693%. In October 2025, we issued $800.0 million of dual-tranche senior unsecured notes at a weighted average yield to maturity of 4.414%. Additionally, we issued a £900.0 million Sterling-denominated unsecured term loan in November 2025 with a weighted average per annum interest rate of 4.3% over the initial term. These offerings contributed to a favorable impact to our fixed coverage ratio given the rates achieved. In addition to these offerings, we were able to limit our reliance on external capital due to our free cash flow during the year, which led to a favorable impact to our fixed charge coverage ratio.
Portfolio Occupancy
Why we believe this metric is important: The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT industry, this takes the form of stability of rental revenue secured by clients occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of our business model, and, as such, it is essential that we orient our operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric.
How the Compensation and Talent Committee set the 2025 goal: As of December 31, 2024, our portfolio occupancy was 98.7%. The Compensation and Talent Committee set the 2025 portfolio occupancy goal in a range of 98.0% to 98.7%, and the 2025 target performance set at 98.4% was between the target and maximum performance level for the 2024 STIP. The upper end of the portfolio occupancy goal range for the 2025 STIP increased overall relative to the 2024 STIP goal range to add more rigor and align with our continued acceleration of dispositions. In setting an occupancy target, the Compensation and Talent Committee considers many variables that impact the portfolio occupancy rate, including the lease expiration schedule, existing vacancy pool, industry trends, product mix of expiring and vacant properties, past vacant resolution activity, client bankruptcies, and expected market conditions. Given that some of these factors exhibit nonlinear variability, our past occupancy rates are only partially descriptive of future occupancy rates. For example, historical variability in acquisition volume can lead to uneven clustering of expiration schedules, creating short-term fluctuations in occupancy rates that are not necessarily indicative of long-term trends. Additionally, market shifts at the industry and client levels may carry disproportionate occupancy impact at the portfolio level. Only by accounting for the dynamics affecting each of these variables and by reforecasting occupancy expectations on a regular basis can we set reasonable targets that consider the primary drivers of resultant occupancy rates.
How the Company performed against the goal: Our portfolio occupancy on December 31, 2025 was 98.9%, exceeding the maximum. We continued to focus on our proactive asset management strategy through favorable releasing and sales activity, which enabled us to achieve strong 2025 year-end occupancy.
Objective Company Performance Criteria – 70%
The Company performance criteria, weightings, and amounts that may be earned under the 2025 STIP, in addition to our actual performance and amounts earned for 2025 performance, are set forth in the following table:

2025 STIP Performance Results Prior to Individual Performance(1)
AFFO per share(2): 40%		Fixed charge coverage ratio: 20%		Portfolio occupancy: 10%

Threshold: Target: High: Maximum(3):	$4.23 $4.25 $4.27 $4.32	Threshold: Target: Maximum(4):	4.0x 4.2x 4.4x	Threshold: Target: Maximum(4):	98.0% 98.4% 98.7%

Performance: Actual 2025 AFFO per share was a record $4.28, below Maximum (206% of Target payout)		Performance: Actual 2025 fixed charge coverage ratio was 4.7x, above Maximum (200% of Target payout)		Performance: Actual 2025 portfolio occupancy was 98.9%, above Maximum (200% of Target payout)

1.Total weighted payout prior to individual performance was 70%.
2.AFFO per share is defined as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, reduced by gain on property sales, and adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Please refer to Appendix A for a reconciliation of AFFO to net income attributable to common stockholders.

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3.Performance in excess of maximum goals was capped at 250% of target for that measure.
4.Performance in excess of maximum goals was capped at 200% of target for that measure.
The Compensation and Talent Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goals for the 2025 STIP were set in consideration of our public guidance, but factored in the possibility that unexpected events could impact such guidance. The Compensation and Talent Committee believes these goals remain rigorous, requiring us to grow earnings through prudent investment activity, manage our capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollovers to achieve payouts in excess of target. These goals are established each year after reviewing our financial and operating projections, including the level of upcoming lease expirations. In addition, the Compensation and Talent Committee increased the goal for AFFO per share and portfolio occupancy from 2024 goals in light of the continued improved economic backdrop and anticipated portfolio growth for 2025. We achieved another strong year of operating results for 2025 and attained the maximum level payout for each of the objective performance criteria.
Individual Performance – 30%
As a component of the STIP, individual performance is used by the Compensation and Talent Committee to reward individual performance objectives achieved. The Compensation and Talent Committee used the following process to assess individual performance, and utilized discretion in assessing individual performance at the end of the performance year:
•At the beginning of 2025, our Compensation and Talent Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers. Through this process, the individual performance objectives for our CEO and the other named executive officers are preset for the year. Performance objectives are defined and measurable, and the Compensation and Talent Committee assesses progress against the objectives throughout the year.
•The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation and Talent Committee the percentages that should be earned under the individual performance component.
•The Compensation and Talent Committee engaged in a discussion with the CEO regarding his recommendations and his assessments, and made the final determination regarding this metric.
•The Compensation and Talent Committee engaged in a review of the CEO’s performance as it relates to our performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.
•The Compensation and Talent Committee considered, discussed, and decided to incorporate the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.
Sumit Roy - 190%
Mr. Roy’s 2025 objectives drove another year of consistent returns and deliberate execution of strategic initiatives that will amplify the Company’s growth objectives and enhance its liquidity position.
•Under Mr. Roy’s direction, the Company maintained a disciplined capital allocation strategy, investing $6.2 billion at our pro-rata share at an initial weighted average cash yield of 7.3%. Securing attractively priced capital enabled the Company to achieve healthy investment spreads and drove 2.1% AFFO per share growth year-over-year to $4.28.
•Mr. Roy’s leadership, supported by the contributions of his executive team, resulted in achieving additional sources of private capital, including our open-end fund, raising $1.5 billion in total commitments, as well as establishing a strategic relationship with GIC, further expanding the Company’s addressable market of investments.
•Mr. Roy’s focus on maintaining a strong financial position is reflected in the Company's fixed charge coverage ratio of 4.7x, Net Debt-to-Annualized Pro Forma Adjusted EBITDAre Ratio of 5.4x, and liquidity of approximately $4.1 billion, which includes unsettled forward equity. Mr. Roy’s commitment to delivering consistent results and long-term shareholder value, even in dynamic markets, is evident in these achievements and remains our core strength.
The Compensation and Talent Committee determined that Mr. Roy’s performance exceeded his objectives.

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Jonathan Pong - 200%
Mr. Pong’s 2025 objectives were centered around achieving the Company’s financial goals while maintaining its A3/A- credit ratings, raising well-priced capital in the public market to fund Realty Income’s growth objectives and building the firm’s private capital business through the launch of its debut open-end fund and through strategic joint ventures.
•Mr. Pong successfully managed our financial position, achieving a Net Debt-to-Annualized Pro Forma Adjusted EBITDAre ratio of 5.5x or lower and a fixed charge coverage ratio of 4.5x or higher for all four quarters. Mr. Pong also led our capital raising efforts in 2025, including approximately $2.4 billion of equity and $4.1 billion of multi-currency debt.
•Mr. Pong led the expansion and recast of the Company’s multi-currency unsecured credit facility, increasing total capacity to $5.38 billion, inclusive of a newly established $1.38 billion unsecured credit facility for Realty Income’s open-end fund.
•Mr. Pong led the successful launch and cornerstone equity capital raise for the open-end fund, a perpetual life vehicle which raised over $1.5 billion of committed capital across a diversified pool of private institutional investors. These efforts included the hiring of key dedicated team members and investment in operational infrastructure.
•Mr. Pong successfully led the establishment of a strategic partnership with GIC, which includes a programmatic joint venture focused on build-to-suit real estate development investments. There is an initial combined capital commitment of over $1.5 billion, a construction financing and take-out purchase commitment of a $200 million industrial portfolio in Mexico, and GIC closing as a cornerstone investor in the open-end fund.
•In addition, Mr. Pong strengthened the Company’s financial reporting and internal control environment, ensuring timely, transparent, and robust disclosures that meet the expectations of shareholders, regulators, and rating agencies.
The Compensation and Talent Committee determined that Mr. Pong’s performance far exceeded his objectives.
Neil M. Abraham - 185%
In 2025, Mr. Abraham drove continued international business growth through accelerated investments throughout Europe.
•Under his leadership, international acquisitions totaled $3.7 billion, or approximately 60% of the Company’s total investment volume. Mr. Abraham expanded our portfolio into Poland and the Netherlands, further growing and diversifying our European footprint. Additionally, under his leadership, Realty Income continues to look to expand in key markets globally.
•Mr. Abraham continued to drive bottom-line growth through accelerating the Company’s decision-making capabilities on client-related operations as well as asset dispositions.
•Mr. Abraham’s teams continued to be key collaborators across the organization, driving impact in the Company’s third-party capital initiative, Compliance Committee and Risk Committee.
The Compensation and Talent Committee determined that Mr. Abraham’s performance exceeded his objectives.
Mark E. Hagan - 175%
Mr. Hagan’s 2025 objectives focused on executing the Company’s investment strategy, growing our portfolio through key strategic transactions, supporting our third-party capital initiative, expanding our data center relationships and investments, and advancing our strategic capital recycling initiatives.
•Mr. Hagan’s leadership drove strategic growth of the domestic portfolio through several significant acquisitions and partnerships, including an $800 million preferred equity investment in the real estate of CityCenter Las Vegas in partnership with Blackstone Real Estate. These initiatives resulted in total U.S. investment volume of $2.5 billion at attractive yields.
•Mr. Hagan supported the Company’s third-party capital initiative by participating in the investor marketing for its debut of the open-end fund, which successfully raised approximately $1.5 billion in commitments, and by aligning the acquisitions team to source $323 million of investments for the fund.
•Mr. Hagan’s continued focus on expanding our data center portfolio resulted in new strategic relationships and investment opportunities, including a completed $200 million credit investment in a fully pre-leased data center development project, which is anticipated to lead to further scaling in this segment.
•Mr. Hagan also helped advance the Company’s capital recycling initiatives with the strategic disposition of a non-core convenience store portfolio at attractive cap rates generating accretive reinvestment spreads.
The Compensation and Talent Committee determined that Mr. Hagan’s performance exceeded his objectives.

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Michelle Bushore - 175%
Ms. Bushore’s 2025 goals were strategically focused on driving the Company’s growth vision, including providing critical legal leadership as the Company establishes itself in the private capital arena.
•Ms. Bushore led the legal efforts to successfully negotiate and execute $6.3 billion in acquisitions globally, including expansion into new European markets. Ms. Bushore provided strategic partnership for the Company’s growth plan including a focus on strategic transactions related to third-party capital, such as the Company’s inaugural open-end fund, which has raised $1.5 billion in commitments to date, and the Company’s programmatic joint venture construct with GIC.
•Ms. Bushore successfully led the strategic design, build and operationalization of the Company’s first centralized compliance department, strengthening the Company’s governance framework and supporting its long-term enterprise strategy and risk management objectives, including in connection with private capital.
•Ms. Bushore continues to position the Legal function as a strategic growth enabler through an operating model that supports international expansion, enterprise-wide transaction, and capital markets execution.
The Compensation and Talent Committee determined that Ms. Bushore’s performance exceeded her objectives.
2025 Incentive Opportunities and Earned Incentive Compensation under the STIP

Named Executive Officers	Incentive Opportunity		Earned Incentive Compensation

	Target Annual Incentive ($)(1)	Maximum Annual Incentive ($)(1)	Percentage of Target Earned (%)(2)	Percentage of Maximum Earned (%)(2)	Actual 2025 Incentive Earned ($)

Sumit Roy	2,498,000	5,495,600	199	91	4,981,012
Jonathan Pong	609,000	1,339,800	202	92	1,232,616
Neil M. Abraham	727,500	1,600,500	198	90	1,439,723
Mark E. Hagan	723,600	1,591,920	195	89	1,410,296
Michelle Bushore	485,000	1,067,000	195	89	945,265
1.The maximum annual incentive is equal to 220% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.
2.Captures the weighted average percentage achieved based on our performance criteria and the individual performance criteria.
Long-Term Incentive Program (LTIP)
During February 2025, the Compensation and Talent Committee approved the grant of 2025-2027 performance shares to each named executive officer. Consistent with prior LTIP performance share awards, there is a three-year performance period and one-year time vesting period following the performance period. The following is a summary of the key metrics criteria and terms:

Relative TSR Performance Weighted 50%	Net Debt-to-Pro Forma Adjusted EBITDAre Ratio Weighted 25%	Dividend per Share Growth Rate Weighted 25%

Long-term performance shares were awarded in February 2025 and will be earned based on our performance over the three-year period from January 2025 to December 2027. No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.

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Fifty percent of the performance shares earned based on the achievement of the performance goals during the 2025-2027 performance period will vest on the date on which the plan administrator determines the achievement of the applicable performance goals following the end of the performance period, and the remaining fifty percent will vest on January 1, 2029, subject to continued employment with the Company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.
The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2025 through the date on which the shares vest.
Specifically, the performance measures and weightings for the 2025-2027 performance shares are based on the following objective performance measures, each of which is measured over the three-year performance period:

3-Year Cliff Vesting if Future Relative Performance Hurdle Achieved Subject to Post-Vesting Service
50%	TSR ranking relative to MSCI US REIT Index(1)	Result Threshold(2) Target Maximum(2)	Hurdles 30th Percentile (50% of Target PSU Grant) 55th Percentile (100% of Target PSU Grant) 80th Percentile or Greater (200% of Target PSU Grant)
25%	Net Debt-to-Pro Forma Adjusted EBITDAre Ratio(3)	Result Threshold(2) Target Maximum(2)	Hurdles 6.1x (50% of Target PSU Grant) 5.75x (100% of Target PSU Grant) 5.5x or Less (200% of Target PSU Grant)
25%	Dividend per share growth rate	Result Threshold(2) Target Maximum(2)	Hurdles 3.0% (50% of Target PSU Grant) 5.0% (100% of Target PSU Grant) 7.0% (200% of Target PSU Grant)
1.TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price as of the beginning of the performance period.
2.The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.
3.Nareit came to the conclusion that a Nareit-defined EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gains and losses and merger, transaction, and other costs, net (which is consistent with our previous calculations of “Adjusted EBITDAre”). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, net, (vi) gain and loss on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities and consolidated entities with noncontrolling interests. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre including adjustments to incorporate operating income from investments we acquired or stabilized during the applicable quarter and to remove operating income from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our ratio of net debt-to-Pro Forma Adjusted EBITDAre, which is used by management as a measure of leverage, is calculated as net debt divided by annualized Pro Forma Adjusted EBITDAre. We define net debt as total debt, excluding deferred financing costs and net discounts, less cash and cash equivalents, at our pro-rata share.

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The performance period and vesting schedule for the 2025-2027 performance shares are illustrated below:

Performance Period (3 Years)

Grant Date: February 18, 2025			50% Vesting in 2028	50% Vesting in 2029

2025	2026	2027	2028	2029

■ Indicates when shares vest
2025 LTIP PERFORMANCE GOALS
TSR ranking relative to MSCI US REIT Index
Why we believe this metric is important: TSR relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows us to reward executives for performance relative to companies with similar business models and includes a diverse blend of REITs with various sizes.
How the Compensation and Talent Committee set the 2025 goal: We are a member of the MSCI US REIT Index, which is a broad REIT index used to measure performance between REITs within and across the subsectors. As there are no other public net lease REITs of a similar size, we measure our performance to that of the broader REIT industry. There are many ways to compare our performance to this index. The Compensation and Talent Committee analyzed the various methods and determined that comparisons on a percentile basis were widely used in the marketplace and appropriate for evaluating our performance during the 2025-2027 performance period. The Compensation and Talent Committee believes these goals remain rigorous, specifically the relative TSR metric, which requires us to outperform the index to achieve payouts at target. The relative TSR metric rewards management for outperformance relative to the Real Estate sector, which is targeted at the 55th percentile.
Net Debt-To-Pro Forma Adjusted EBITDAre Ratio
Why we believe this metric is important: Management believes Pro Forma Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders, and investors. Management also believes the use of an annualized quarterly Pro Forma Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented by adjusting operating income from investments we acquired or stabilized during the applicable quarter, and removing operating income from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Pro Forma Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Refer to Appendix A on page A-2 for a reconciliation of Pro Forma Adjusted EBITDAre to net income. The Net Debt-to-Pro Forma Adjusted EBITDAre Ratio is included as a metric in our compensation program since management believes it measures our ability to pay off our debt and provides investors with a gauge of how long it would take for us to pay off our debt.
How the Compensation and Talent Committee set the 2025 goal: The Compensation and Talent Committee considered the optimal level of leverage to achieve investor returns, while balancing that with leverage levels deemed appropriate for our credit ratings level and for prudent and conservative balance sheet management. Similar to our fixed charge coverage ratio metric, maintaining a favorable Net Debt-to-Pro Forma Adjusted EBITDAre Ratio is difficult in an unpredictable capital markets environment. The Compensation and Talent Committee set the target for the 2025-2027 performance period for Net Debt-to-Pro Forma Adjusted EBITDAre Ratio at 5.75x.
The Net Debt-to-Pro Forma Adjusted EBITDAre ratio and dividend per share growth rate metrics require us to manage our capital structure thoughtfully and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
Dividend per share Growth Rate
Why we believe this metric is important: Part of our mission statement is to increase the monthly dividend over time. Accordingly, management believes that increasing the dividend per share growth rate is a core metric for compensation. We have continued our 57-year history of paying monthly dividends and, through March 2026, paid 114 consecutive quarterly dividend increases and increased the dividend 134 times since our listing on the NYSE in 1994. The dividend per share growth rate

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metric requires us to manage our capital structure thoughtfully and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
How the Compensation and Talent Committee set the 2025 goal: The Compensation and Talent Committee set the target for the 2025-2027 performance period for dividend per share growth rate at 5.0%, consistent with what it expected investors to seek in this market environment and our long-term strategic objectives. Threshold was set at a 3.0% dividend growth rate and maximum was set at a 7.0% dividend per share growth rate. Balancing our dividend per share growth with our earnings projections is challenging due to market factors, which can have a direct impact on how and to what extent our earnings and the dividend grows.
The long-term performance shares granted in February 2025 to our named executive officers are as follows:

Named Executive Officer	Performance Share Target Dollar Value ($)	Performance Shares Granted At Target(1) (#)

Sumit Roy	6,751,500	122,199
Jonathan Pong	1,418,250	25,670
Neil M. Abraham	2,135,625	38,654
Mark E. Hagan	2,101,050	38,028
Michelle Bushore	1,511,250	27,353
1.The number of performance shares granted at target value reflect the grant date fair value of $59.27 per share (excluding the dividend equivalent rights (“DERs”)), using a multifactor Monte Carlo simulation model for the market condition associated with the TSR performance goal, valued at $31.45 per share, plus $27.82 per share for the two performance conditions of Net Debt-to-Adjusted EBITDAre ratio and dividend growth rate for all NEOs.
Time-Based Restricted Shares
The Compensation and Talent Committee awards time-based restricted stock after the performance year, upon the successful completion of the external year-end audit process. Accordingly, time-based equity awards granted in February 2025 were included as part of the NEOs’ target total direct compensation for 2024. Pursuant to the SEC’s rules, these shares appear in the 2025 Summary Compensation Table and the 2025 Grants of Plan-Based Awards table included in this Proxy Statement at pages 60 and 62, respectively. For a discussion of the NEOs’ 2024 time-based restricted shares that were granted in 2025, see page 63 of our 2025 Proxy Statement filed with the SEC on March 26, 2025.
In connection with the 2025 compensation program, following the completion of the performance year and upon the successful completion of the external year-end audit process, the Compensation and Talent Committee granted the 2025 time-based restricted share awards on February 17, 2026. The annual time-based restricted share awards are designed to: (i) increase the named executive officers’ common stock ownership including to assist the named executive officers in meeting common stock ownership guidelines; (ii) motivate our named executive officers to improve long-term common stock price performance; (iii) align the named executive officers’ interests with the best interests of the Company; and (iv) operate as a retention mechanism. The awards vest ratably over four years commencing on February 15th of the year following the date of grant. The 2025 time-based restricted shares granted on February 17, 2026 are as follows, which will appear in our Summary Compensation Table and Grants of Plan-Based Awards table in the 2026 Proxy Statement:

Named Executive Officer	Restricted Share Dollar Value ($)	Time-Based Restricted Shares Granted(1) (#)

Sumit Roy	2,250,500	33,847
Jonathan Pong	472,750	7,110
Neil M. Abraham	711,875	10,706
Mark E. Hagan	700,350	10,533
Michelle Bushore	503,750	7,576
1.Time-based restricted shares reflect the actual number of shares that were granted by the Compensation and Talent Committee on February 17, 2026 for all NEOs. The number of time-based restricted shares was calculated by dividing the dollar value authorized by the Compensation and Talent Committee by the closing price per share of our common stock on the date of grant, February 17, 2026, of $66.49, and rounded to the nearest whole number.

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Restricted Share Vesting
Commencing with awards granted in 2024, restricted shares and RSUs will typically vest 25% per year on each February 15th following the grant date, but are subject to accelerated vesting in the event of retirement, which is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the Company. For awards granted prior to 2024, restricted shares and RSUs typically vest 25% per year on each January 1st following the grant date. The Compensation and Talent Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.
2023 LTIP Award Payout
In February 2026, the Compensation and Talent Committee certified the achievement for the 2023-2025 performance shares that were granted in February 2023, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2025:

Performance Goals	Weighting	Threshold 50%	Target 100%	Maximum 200%	2025 Actual	% Earned
TSR ranking relative to MSCI US REIT Index	55%	30th Percentile	55th Percentile	80th Percentile (or greater)	37.6th Percentile	65.2%
Net Debt-to-Pro Forma Adjusted EBITDAre Ratio	25%	6.1x	5.75x	5.5x (or less)	5.4x	200.0%
Dividend Per Share Growth Rate	20%	3.0%	5.0%	7.0%	8.7%	200.0%
Total Weighted Payout						125.9%
For purposes of these metrics, TSR was calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, December 31, 2025, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2022. Based on overall achievement above target performance levels, each named executive officer received 125.9% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining fifty percent are units subject to time vesting through January 1, 2027. The following table sets forth the performance shares earned by each NEO under the 2023 LTIP. Mr. Pong did not receive a 2023 LTIP Award payout, as he was not an officer during that performance year.

Named Executive Officer	Target Performance Shares Granted (#)	Performance Shares Earned (#)

Sumit Roy	82,466	103,792
Neil M. Abraham	24,356	30,654
Mark E. Hagan	23,990	30,194
Michelle Bushore	19,299	24,290
Severance and Change in Control Arrangements
Effective as of January 15, 2019, the Compensation and Talent Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events. In addition, our award agreements provide certain rights in connection with a change in control and certain terminations of employment.
The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.
•Qualifying Termination
•Change in Control Termination
•Death
•Disability
Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 65. The Compensation and Talent Committee believes these benefits are reasonable. The payments and benefit levels under the Severance Plan did not influence and were not

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influenced by other elements of compensation. The Severance Plan was designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with market practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.
On March 2, 2026, the Company announced that Ms. Bushore, who has served as our Executive Vice President, Chief Legal Officer, General Counsel and Secretary, will be leaving the Company. Refer to “Michelle Bushore Transition Agreement” on page 68 for further detail.
Retirement Policy
Effective November 2022, the Compensation and Talent Committee adopted the Company’s Retirement Policy (the “Retirement Policy”). The Retirement Policy memorializes the treatment of awards on a Company wide basis upon a qualifying retirement and is substantially consistent with the existing treatment of awards upon a qualifying retirement that was historically set forth in the NEOs award agreements. The Retirement Policy was adopted to enhance retirement benefits to other Company participants and recognize the service of those participants who had provided long-standing service to the Company.

The Retirement Policy is applicable only to participants who are residents of the United States. Under the Retirement Policy, in the event a participant experiences a “qualifying retirement” (as defined in the Retirement Policy), subject to his or her provision of six months’ notice and execution and non-revocation of a release of claims in favor of the Company, he or she will be entitled to the following:
•All outstanding time-based vesting awards will become fully vested and nonforfeitable.
•If the qualifying retirement occurs prior to the end of an applicable performance period (or other date upon which performance conditions are deemed satisfied), the outstanding and unvested performance-based vesting awards will remain outstanding and eligible to vest on a pro-rated basis upon completion of the performance period (or such other date as set forth in the award agreement), based on the Company’s and/or the participant’s actual performance.
Other Benefits and Policies
We provide benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the Company, life insurance, medical insurance, and coverage under a health and disability insurance program. We also offer an executive health program that executives may elect to participate in as a supplement to the broad-based employee medical insurance.
Deferred Compensation
Pursuant to the Deferred Compensation Plan effective December 1, 2024, our named executive officers (along with non-employee directors and other eligible executives) can defer receipt of taxable income and thereby defer income taxes to assist in saving for retirement. Under the Deferred Compensation Plan, eligible executives can elect to defer receipt of up to 75% of their base compensation and up to 100% of their bonus, commission, equity awards, and other compensation. Amounts deferred under the Deferred Compensation Plan are credited to one or more accounts, and cash amounts are notionally invested in investments selected by the applicable participant from among those the Deferred Compensation Plan administrator offers, and the account is credited with the gains or losses from such investment.
Upon the distribution date specified in the Deferred Compensation Plan (generally a specified date or the date of such participant’s separation from service), the amount in such participant’s account is paid either in a single lump sum or in equal installments over a period of up to (i) five years in the event of distributions payable on a specified date, or (ii) ten years, in the event distributions payable following a separation from service, in each case, based on the payment election made by the participant at the time the payment was initially deferred.
Executive Stock Ownership Requirements
Since 2013, the Board of Directors has implemented stock ownership requirements for the Company’s CEO and executive officers with a position of executive vice president and above to closely align the interests of these individuals with the Company. The minimum stock ownership requirement is five times base salary for our CEO, four times base salary for our President, Realty Income International, and three times base salary for the other named executive officers. The ownership requirements are established using the executive’s base salary as of the date the executive becomes subject to the guidelines, using the Company’s average closing price for its common stock for the 60 trading days prior to such date. The goal remains in place unless an executive changes to a different executive position, in which case the goal would be adjusted to account for the change in position. Each executive has five years from the date of appointment to the applicable executive-level position to meet the common stock ownership requirement.

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All shares of common stock owned by such individual, vested and unvested restricted shares and RSU awards subject to time vesting, and earned performance shares subject to time vesting qualify towards satisfaction of the requirement. Unearned performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers (in shares):

Named Executive Officer	Guideline	Minimum Stock Ownership Requirement(1) (#)	Stock Ownership as of December 31, 2025(2) (#)

Sumit Roy	5x base salary	76,577	364,310
Jonathan Pong	3x base salary	28,485	41,972
Neil M. Abraham	4x base salary	34,757	75,215
Mark E. Hagan	3x base salary	23,343	81,378
Michelle Bushore	3x base salary	26,544	45,751
1.The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date he or she became subject to this requirement, and then by converting such amount to a fixed number of shares based on our average closing common stock price per share for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.
2.As of December 31, 2025, each of the named executive officers satisfied his or her stock ownership requirements or were within the time period permitted to achieve the ownership requirement. Mr. Pong became subject to the requirements on January 1, 2024 and would have had until January 1, 2029 to achieve the requirement.
Equity Grant Practices
We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Compensation Talent Committee before granting an equity award, the Compensation and Talent Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation and Talent Committee has historically granted such awards on a predetermined annual schedule. In fiscal year 2025, we did not grant new awards of stock options, stock appreciation rights, or similar option‐like instruments to our NEOs.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees,” including named executive officers. The Board of Directors provides compensation to executive officers that may not be tax deductible if it believes providing that compensation is in our best interests.

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COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee of the Board of Directors of Realty Income has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2026 Annual Meeting of Stockholders and in Realty Income’s 2025 Annual Report on Form 10-K.
Priya Cherian Huskins, Chair
Mary Hogan Preusse
Kim Hourihan
Gerardo I. Lopez
Gregory T. McLaughlin
The above report of the Compensation and Talent Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

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COMPENSATION TABLES The Company adheres to balanced compensation and corporate governance practices.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers who were serving as of the 2025 fiscal year end (collectively, the NEOs). In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.

Name and Principal Position in 2025	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Sumit Roy President, Chief Executive Officer	2025	1,000,000	9,149,496	4,981,012	1,121,423	16,251,931
	2024	1,000,000	7,906,212	5,383,190	956,807	15,246,209
	2023	1,000,000	7,398,815	4,055,087	674,908	13,128,810
Jonathan Pong Executive Vice President, Chief Financial Officer, and Treasurer	2025	600,000	1,821,470	1,232,616	38,156	3,692,242
	2024	500,000	1,874,535	1,100,000	40,946	3,515,481
	2023	—	—	—	—	—
Neil M. Abraham Executive Vice President, Chief Strategy Officer and President, Realty Income International	2025	675,000	2,897,283	1,439,723	335,956	5,347,962
	2024	650,000	2,473,629	1,454,625	265,226	4,843,480
	2023	600,000	2,172,699	950,946	190,718	3,914,363
Mark E. Hagan Executive Vice President, Chief Investment Officer	2025	675,000	2,847,643	1,410,296	332,208	5,265,147
	2024	650,000	2,425,575	1,454,625	257,295	4,787,495
	2023	600,000	2,139,867	921,747	177,980	3,839,594
Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	2025	600,000	2,051,233	945,265	289,412	3,885,910
	2024	570,000	1,798,083	991,300	153,223	3,512,606
	2023	550,000	1,718,988	691,310	38,657	2,998,955
1.The amounts for 2025 represent (i) the grant date fair value of restricted stock awards granted on February 18, 2025 under our annual time-based restricted stock program and (ii) the grant date fair value of annual performance share awards granted on February 18, 2025, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718.
Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant.

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Fair value for annual performance shares granted on February 18, 2025 was estimated in accordance with ASC Topic 718 on the date of grant at $59.27 per share, using a multifactor Monte Carlo simulation model, based on market conditions associated with a TSR performance goal, valued at $31.45 per share, plus $27.82 per share for the two performance conditions of Net Debt-to-Adjusted EBITDAre ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $5.14 per share determined for the DERs, associated with the market conditions. The Monte Carlo inputs for the 2025 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 4.4%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 5.1% for Realty Income, based on historical and current yields of the Company; and (iv) a volatility of 20% for Realty Income, based on the historical volatility of the Company’s common stock. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions for the February 18, 2025 grants, are as follows:

Named Executive Officer	Grant Date Fair Value ($)	Maximum Value ($)

Sumit Roy	7,242,735	14,485,470
Jonathan Pong	1,521,461	3,042,922
Neil M. Abraham	2,291,023	4,582,046
Mark E. Hagan	2,253,920	4,507,840
Michelle Bushore	1,621,212	3,242,424
2.The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on February 17, 2026, which represents the restricted share awards earned by each of the named executive officers based on 2025 performance under our annual time-based restricted stock program. See footnote 3 to the “Grants of Plan-Based Awards Table.”
3.This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2025, 2024 and 2023 STIP were paid entirely in the form of cash. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 48 for more information.
4.The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2025, medical benefits, and dividends paid on earned performance shares.

Named Executive Officer	401(k) Matching Contributions, Group Term Life Insurance and Medical Benefits ($)	Dividends on Earned Performance Shares ($)

Sumit Roy	40,433	1,080,990
Jonathan Pong	38,156	—
Neil M. Abraham	40,433	295,523
Mark E. Hagan	40,433	291,775
Michelle Bushore	38,750	250,662

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GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2025. These awards consist of cash bonus amounts pursuant to the 2025 STIP, time-based restricted stock awards pursuant to the 2024 compensation program and performance shares granted pursuant to the 2025 LTIP. Additionally, we have provided supplemental information in footnote 3 with respect to stock awards pursuant to the 2025 LTIP granted in February 2026 and time-based restricted stock awards granted in February 2026 that is considered compensation for 2025 performance.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
NEO	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Sumit Roy	2/18/2025	—	—	—	—	—	—	34,524	1,906,761
	2/18/2025	—	—	—	61,100	122,199	244,398	—	7,242,735
		1,249,000	2,498,000	5,495,600	—	—	—	—	—
Jonathan Pong	2/18/2025	—	—	—	—	—	—	5,432	300,009
	2/18/2025	—	—	—	12,835	25,670	51,340	—	1,521,461
		304,500	609,000	1,339,800	—	—	—	—	—
Neil M. Abraham	2/18/2025	—	—	—	—	—	—	10,977	606,260
	2/18/2025	—	—	—	19,327	38,654	77,308	—	2,291,023
		363,750	727,500	1,600,500	—	—	—	—	—
Mark E. Hagan	2/18/2025	—	—	—	—	—	—	10,750	593,723
	2/18/2025	—	—	—	19,014	38,028	76,056	—	2,253,920
		361,800	723,600	1,591,920	—	—	—	—	—
Michelle Bushore	2/18/2025	—	—	—	—	—	—	7,786	430,021
	2/18/2025	—	—	—	13,677	27,353	54,706	—	1,621,212
		242,500	485,000	1,067,000	—	—	—	—	—
1.Represents cash incentive amounts that could have been paid to the named executive officer under the STIP for 2025 performance. These targets were established by the Compensation and Talent Committee on February 18, 2025. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 48. The actual STIP cash paid in February 2025 for performance in 2025 is listed in the “Summary Compensation Table” on page 60 as “Non-Equity Incentive Plan Compensation” for 2025.
2.Amounts shown as granted on February 18, 2025 reflect the Threshold, Target, and Maximum awards for the 2025-2027 performance shares granted under the LTIP and our 2025 Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 52. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted. For the annual performance shares granted under the LTIP, each performance share earned vests 50% as of the date on which the plan administrator determines the achievement of the applicable goals during the applicable performance period and 50% one year later.
3.The amounts represent the annual grant of time-based restricted stock granted on February 18, 2025, at a price of $55.23 per share, based on 2024 performance.
Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 17, 2026, representing the annual grants of time-based restricted stock intended as 2025 compensation and granted in February 2026. Thus, the following chart reflects all grants made as compensation for 2025 performance:

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Named Executive Officer	Time-Based Restricted Shares Granted Under 2025 LTIP(a) ($)	Performance Shares Granted Under 2025 LTIP(b) ($)	Total Stock Award Compensation for 2025 Performance ($)	Total 2025 Stock Award Compensation Presented in Summary Compensation Table ($)

Sumit Roy	2,250,487	7,242,735	9,493,222	9,149,496
Jonathan Pong	472,744	1,521,461	1,994,205	1,821,470
Neil M. Abraham	711,842	2,291,023	3,002,865	2,897,283
Mark E. Hagan	700,339	2,253,920	2,954,259	2,847,643
Michelle Bushore	503,728	1,621,212	2,124,940	2,051,233
a.The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 17, 2026 of $66.49 by the number of shares of restricted stock awarded in February 2026 for 2025 performance, as prescribed under ASC Topic 718.
b.The amounts shown represent the grant date fair value of annual performance shares granted on February 18, 2025, calculated in accordance with ASC Topic 718.
4.For restricted stock granted on February 18, 2025, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $55.23 per share by the number of restricted stock awards.
Fair value for performance shares granted on February 18, 2025 was estimated on the date of grant at $59.27 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goal, valued at $31.45 per share, plus $27.82 per share for the performance conditions of Net Debt-to-Adjusted EBITDAre ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $5.14 per share determined for the DERs associated with the market conditions. The Monte Carlo inputs for the 2025 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 4.4%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 5.1% for Realty Income, based on historical and current yields of the Company; and (iv) a volatility of 20% for Realty Income, based on the historical volatility of our common stock. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
5.The Compensation and Talent Committee grants restricted stock awards in accordance with the provisions of the Realty Income Corporation 2021 Incentive Award Plan (the “2021 Plan”). The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on February 15th of the year following the date of grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.

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OUTSTANDING EQUITY AWARDS TABLE AS OF DECEMBER 31, 2025
The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2025. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2025.

Named Executive Officer		Stock Awards

	Grant Date	Number of Shares or Units of Stock that have not vested as of December 31, 2025(1) (#)	Market Value of Shares or Units of Stock that have not yet Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested(3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares that have not Vested(2)(3) ($)

Sumit Roy(4)	2/14/2022	57,586	3,246,123	—	—
	2/13/2023	117,013	6,596,023	—	—
	2/12/2024	25,282	1,425,146	238,642	13,452,250
	2/18/2025	34,524	1,946,118	244,398	13,776,715
Jonathan Pong(5)	2/14/2022	2,336	131,680	—	—
	2/13/2023	5,212	293,800	—	—
	2/12/2024	12,957	730,386	37,546	2,116,468
	2/18/2025	5,432	306,202	51,340	2,894,036
Neil M. Abraham(6)	2/14/2022	16,424	925,821	—	—
	2/13/2023	34,466	1,942,848	—	—
	2/12/2024	7,467	420,915	75,876	4,277,130
	2/18/2025	10,977	618,773	77,308	4,357,852
Mark Hagan(7)	2/14/2022	16,164	911,165	—	—
	2/13/2023	33,947	1,913,592	—	—
	2/12/2024	7,354	414,545	74,312	4,188,967
	2/18/2025	10,750	605,978	76,056	4,287,277
Michelle Bushore(8)	2/14/2022	13,071	736,812	—	—
	2/13/2023	27,291	1,538,394	—	—
	2/12/2024	5,916	333,485	53,818	3,033,721
	2/18/2025	7,786	438,897	54,706	3,083,777
1.The amounts in this column represent the unvested portion of restricted stock awards and performance shares earned for each named executive officer and that were unvested at December 31, 2025.
2.Market value has been calculated by multiplying the closing market price of our common stock at December 31, 2025 of $56.37 per share by the outstanding shares and units for each named executive officer.
3.Amounts in this column include the 2024-2026 and 2025-2027 performance shares as if they were earned at the maximum level for the three-year performance period. The number of performance shares earned for these open performance periods will be determined at the end of each performance period. 50% of the performance shares earned based on the achievement of the performance goals during the applicable performance period will vest on the date on which the plan administrator determines the achievement of the applicable performance goals following the end of the performance period, and the remaining 50% will vest on the one-year anniversary of the completion of the applicable performance period, subject to continued employment with the Company.
4.Mr. Roy’s restricted stock awards and performance awards earned vest according to the following schedule: 64,196 shares vested on January 1, 2026, 17,059 shares vested on February 15, 2026, 51,896 shares vested on February 17, 2026, 58,507 shares vest on January 1, 2027, 17,058 shares vest on February 15, 2027, 17,058 shares vest on February 15, 2028, and 8,631 shares vest on February 15, 2029.
5.Mr. Pong’s restricted stock awards vest according to the following schedule: 4,942 shares vested on January 1, 2026, 5,676 shares vested on February 15, 2026, 2,606 shares vest on January 1, 2027, 5,676 shares vest on February 15, 2027, 5,678 shares vest on February 15, 2028, and 1,359 shares vest on February 15, 2029.

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6.Mr. Abraham’s restricted stock awards and performance awards earned vest according to the following schedule: 18,330 shares vested on January 1, 2026, 5,233 shares vested on February 15, 2026, 15,327 shares vested on February 17, 2026, 17,233 shares vest on January 1, 2027, 5,233 shares vest on February 15, 2027, 5,233 shares vest on February 15, 2028, and 2,745 shares vest on February 15, 2029.
7.Mr. Hagan’s restricted stock awards and performance awards earned vest according to the following schedule: 18,040 shares vested on January 1, 2026, 5,139 vested on February 15, 2026, 15,097 vested on February 17, 2026, 16,974 shares vest on January 1, 2027, 5,138 shares vest on February 15, 2027, 5,139 shares vest on February 15, 2028, and 2,688 shares vest on February 15, 2029.
8.Ms. Bushore’s restricted stock awards and performance awards earned vest according to the following schedule: 14,571 shares vested on January 1, 2026, 3,918 shares vested on February 15, 2026, 12,145 shares vested on February 17, 2026, 13,646 shares vest on January 1, 2027, 3,918 shares vest on February 15, 2027, 3,919 shares vest on February 15, 2028, and 1,947 shares vest on February 15, 2029.
STOCK VESTED DURING 2025 TABLE
The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2025. None of the named executive officers held or exercised any stock options in 2025.

Named Executive Officer	Stock Awards

	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Sumit Roy	119,052	6,463,039
Jonathan Pong	10,827	584,810
Neil M. Abraham	32,489	1,765,420
Mark E. Hagan	31,835	1,730,028
Michelle Bushore	26,345	1,431,155
1.The number of shares acquired on vesting includes shares subsequently withheld to pay federal and state income taxes.
2.This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Severance Plan. In January 2019, the Compensation and Talent Committee adopted the Severance Plan, which provides severance compensation upon the occurrence of certain events, subject to the executive’s execution and nonrevocation of a general release of claims in favor of the Company. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment. The Severance Plan provided that the named executive officers would be entitled to receive severance payments upon a “Qualifying Termination” which was defined as:
•a termination by us without “cause,” or
•a “constructive termination” by the executive, as applicable.

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Severance Plan for Mr. Roy. For Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
A severance payment equal to twenty-four months’ base salary
An amount equal to two times the average of the last three years’ cash bonus paid to Mr. Roy
Any accrued but unpaid wages and accrued but unused paid time off
Continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first

All unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
A severance payment equal to thirty-six months’ base salary
An amount equal to three times the average of the last three years’ cash bonuses paid to Mr. Roy
Any accrued but unpaid wages and accrued but unused paid time off
Continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until Mr. Roy becomes covered under another group medical insurance plan, whichever occurs first

All unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
Accrued but unpaid wages and accrued but unused paid time off, if any, as of the date of his death or disability
If the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

In the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

In the case of disability, all shares of unvested time-based restricted stock held by the employee will immediately vest in full

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Table of Contents	Compensation Tables
Severance Plan for Named Executive Officers. For our named executive officers other than Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:

Qualifying Termination Not in Connection with a Change in Control
A severance payment equal to twelve months’ base salary
An amount equal to the average of the last three years’ cash bonus paid (or, with respect to an executive who was eligible to earn an annual cash bonus for at least one, but fewer than three, of the fiscal years of the Company immediately preceding the termination date, the average annual cash bonus earned by such executive for such fiscal year(s)

Any accrued but unpaid wages and accrued but unused paid time off
Continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first
All unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
A severance payment equal to twenty-four months’ base salary
An amount equal to two times the average of the last three years’ cash bonuses paid
Any accrued but unpaid wages and accrued but unused paid time off
Continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first
All unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
Accrued but unpaid wages and accrued but unused paid time off, if any, as of the date of his death or disability
If the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

In the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

In the case of disability, all shares of unvested time-based restricted stock and restricted stock units will immediately vest in full
Additionally, compensation and benefits under the Severance Plan are contingent upon the executive’s execution, and non-revocation, of a standard release of claims in favor of the Company and continued compliance with restrictive covenants, including customary confidentiality provisions.

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Compensation Tables	Table of Contents
Change in Control without a Qualifying Termination. Outstanding performance shares accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.
Retirement. Retirement can occur for our executive officers after a named executive officer turns 60 and has provided ten years of service. In the event that an executive officer retires (employing the same definitions described above), the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted and restricted stock awards granted will become fully vested. Additionally, under the terms of the performance share award agreements as in effect as of December 31, 2025, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement.
Effective November 2022, the Compensation and Talent Committee adopted the Retirement Policy which provides that in the event a participant experiences a “qualifying retirement,” subject to his or her provision of six months’ notice and execution and non-revocation of a release of claims in favor of the Company, he or she will be entitled to the following:
•All outstanding time-based vesting awards will become fully vested and nonforfeitable.
•If the qualifying retirement occurs prior to the end of an applicable performance period (or other date upon which performance conditions are deemed satisfied), the outstanding and unvested performance-based vesting awards will remain outstanding and eligible to vest on a pro-rated basis upon completion of the performance period (or such other date as set forth in the award agreement) based on the Company’s and/or the participant’s actual performance.
By accepting their 2025 performance share awards, our NEOs agreed that the applicable terms of the Retirement Policy would apply to their new and outstanding performance shares, including the requirement to provide notice and a release of claims in favor of the Company.
Termination for Cause. Upon termination for failure to perform duties, the named executive officer would not be entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused paid time off as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.
Termination by Named Executive Officer. The named executive officer could also terminate the agreement at any time, upon two weeks’ notice to the Company, which would not result in any severance payments.
Michelle Bushore Transition Agreement. On March 2, 2026, the Company announced that Ms. Bushore, who has served as our Executive Vice President, Chief Legal Officer, General Counsel and Secretary, will be leaving the Company. Ms. Bushore will continue to serve in her role through September 2, 2026 (the “Transition Period”) while the Company conducts a search for a new Chief Legal Officer.
Ms. Bushore’s separation entitled her to receive severance benefits due to a “Qualifying Termination” for purposes of and pursuant to the terms of the Severance Plan. Upon her separation with the Company, Ms. Bushore will receive the benefits and payments she is entitled to under the Severance Plan and her Participation Agreement, subject to the timely execution and non-revocation of a general release of claims.
In connection with her separation, for purposes of ensuring a smooth transition of duties and to allow adequate time to search for qualified candidates, Ms. Bushore and the Company entered into a Transition Agreement and General Release (the “Transition Agreement”), dated February 26, 2026. Pursuant to the Transition Agreement, if Ms. Bushore remains employed through the Transition Period, during that service period she will continue to receive her current base salary, less applicable withholdings, in accordance with the Company's normal payroll practices, and will remain eligible to participate in the Company's benefit plans, subject to the terms and conditions of such plans. In addition, Ms. Bushore will receive a retention grant (the “Retention Grant”) in exchange for continuing her employment for the Transition Period, consisting of an equity award equal to a number of restricted shares determined by dividing $512,663 by the per share closing price of the Company’s common stock on February 26, 2026. The Retention Grant will fully vest upon the completion of the Transition Period, contingent upon her timely execution and non-revocation of the Transition Agreement which includes a general release of claims, and general fulfillment of her job duties during the Transition Period.

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Table of Contents	Compensation Tables
TERMINATION AND CHANGE IN CONTROL SCENARIO TABLE
The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2025 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, or (iv) employment was terminated due to death or disability. Excluded from the table below are certain benefits provided to all employees, such as accrued paid time off, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 31, 2025 was $56.37 per share and is used to calculate equity values for the following table.

NEO and Trigger	Severance Payments ($)(1)	Bonus Payments ($)(2)	Medical Benefits ($)(3)	Value of Accelerated Equity Awards ($)(4)	Life Insurance Benefit ($)(5)	Total ($)

Sumit Roy
Qualifying Termination	2,000,000	9,612,859	40,556	29,764,286	—	41,417,701
Change in Control Termination	3,000,000	14,419,289	40,556	29,764,286	—	47,224,131
Change in Control	—	—	—	25,355,475	—	25,355,475
Death	—	—	—	29,707,855	600,000	30,307,855
Disability	—	—	—	29,707,855	—	29,707,855
Jonathan Pong
Qualifying Termination	600,000	1,166,308	26,982	4,061,270	—	5,854,560
Change in Control Termination	1,200,000	2,332,616	40,473	4,061,270	—	7,634,359
Change in Control	—	—	—	2,599,201	—	2,599,201
Death	—	—	—	4,180,968	600,000	4,780,968
Disability	—	—	—	4,180,968		4,180,968
Neil M. Abraham
Qualifying Termination	675,000	1,281,765	27,037	9,120,448	—	11,104,250
Change in Control Termination	1,350,000	2,563,529	40,556	9,120,448	—	13,074,533
Change in Control	—	—	—	7,791,638	—	7,791,638
Death	—	—	—	9,098,534	600,000	9,698,534
Disability	—		—	9,098,534	—	9,098,534
Mark E. Hagan
Qualifying Termination	675,000	1,262,223	27,037	8,959,413	—	10,923,673
Change in Control Termination	1,350,000	2,524,445	40,556	8,959,413	—	12,874,414
Change in Control	—	—	—	7,654,673	—	7,654,673
Death	—	—	—	8,941,358	600,000	9,541,358
Disability	—	—	—	8,941,358	—	8,941,358
Michelle Bushore
Qualifying Termination	600,000	875,958	25,354	6,781,423	—	8,282,735
Change in Control Termination	1,200,000	1,751,917	38,031	6,781,423	—	9,771,371
Change in Control	—	—	—	5,773,527	—	5,773,527
Death	—	—	—	6,764,606	600,000	7,364,606
Disability	—	—	—	6,764,606	—	6,764,606

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Compensation Tables	Table of Contents
1.For Mr. Roy, the amounts represent 24 months base salary in the case of a Qualifying Termination and 36 months base salary in the case of a Change in Control Termination. For all named executive officers other than Mr. Roy, amounts represent 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination.
2.The amounts represent the applicable scenario multiple of the average of annual bonuses paid based on performance for 2025, 2024 and 2023 (includes amounts presented as non-equity incentive compensation awarded for 2025, 2024 and 2023 performance in the “Summary Compensation Table”) for all officers excluding Mr. Pong. For Mr. Pong, the amount represents the applicable scenario multiple of the annual bonus paid based on performance for 2025 and 2024, as he became a named executive officer in January 2024.
3.For Mr. Roy, the amounts represent estimated continuation of group medical insurance coverage at our expense for a period of 18 months whether such termination is a Qualifying Termination or a Change in Control Termination. For all named executive officers other than Mr. Roy, the amounts represent estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination.
4.The amounts represent the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2025 are multiplied by our common stock closing price on December 31, 2025 of $56.37 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2025” on page 64, which reflects unvested performance shares earned for the 2022-2024 and 2023-2025 performance periods, based on actual performance, plus an amount equal to the value of any accrued amounts in respect of dividends on earned performance shares. The performance shares for the 2024-2026 and 2025-2027 performance period represent shares earned at the maximum level. For termination scenarios other than death or disability, the performance shares are pro-rated for the amount of time passed under each outstanding performance period. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2025 of $56.37 per share stock price, and the value of the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability, based on the December 31, 2025 (the last trading day of the year) of $56.37 per share stock price. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2025” on page 64.
5.The amounts represent life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2025. This amount is calculated as two times the sum of the 2025 base salary and 2024 bonus of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.
PAY VERSUS PERFORMANCE TABLE
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholder Return ($)	FTSE Nareit Equity REITs Index Total Shareholder Return ($)(3)	Net Income ($)	Diluted AFFO per share ($)(4)

2025	16,251,931	24,580,885	4,547,815	6,627,489	120.47	126.71	1,069,783,000	4.28
2024	15,246,209	14,671,021	4,164,766	4,140,423	107.37	123.90	867,341,000	4.19
2023	13,128,810	9,506,745	3,695,675	2,708,047	109.69	118.09	876,914,000	4.00
2022	14,286,815	16,383,532	3,782,204	4,185,216	114.95	106.05	872,416,000	3.92
2021	12,861,011	16,487,305	2,946,164	3,572,661	124.07	141.30	360,747,000	3.59
1.Amounts represent compensation “actually paid” to our principal executive officer (“PEO”) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

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Table of Contents	Compensation Tables

Year	PEO	Non-PEO NEOs

2025	Sumit Roy	Jonathan Pong, Neil M. Abraham, Mark E. Hagan, and Michelle Bushore
2024	Sumit Roy	Jonathan Pong, Neil M. Abraham, Mark E. Hagan, and Michelle Bushore
2023	Sumit Roy	Christie B. Kelly, Neil M. Abraham, Mark E. Hagan, and Michelle Bushore
2022	Sumit Roy	Christie B. Kelly, Neil M. Abraham, Mark E. Hagan, and Michelle Bushore
2021	Sumit Roy	Christie B. Kelly, Neil M. Abraham, Mark E. Hagan, Michelle Bushore, and Sean P. Nugent
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the 2025 fiscal year, as adjusted as follows:

	2025

Equity Award Adjustments	PEO ($)	Average Non-PEO NEOs ($)

Amounts Reported under the “Stock Awards” Column as Reported in the Summary Compensation Table	(9,149,496)	(2,404,407)
Fair Value at Fiscal Year-End of Outstanding and Unvested Awards Granted in Fiscal Year	12,847,491	3,385,208
Change in Fair Value for Awards Granted in Prior Fiscal Years that were Outstanding and Unvested as of Fiscal Year-End (change in Fair Value at Prior Fiscal Year-End to Fair Value at Fiscal Year-End)	4,288,658	1,006,100
Changes in Fair Value for Awards Granted during Prior Fiscal Years that Vested in Fiscal Year (change in Fair Value at Prior Fiscal Year-End to Fair Value at Vesting Date)	104,472	22,628
Increase based on Dividends Paid on Awards during Fiscal Year prior to Vesting Date not Otherwise Reflected in Total Compensation	237,829	70,145
Total Adjustments	8,328,954	2,079,674
2.Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for time-based restricted stock and restricted stock unit awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based restricted stock awards (excluding any market-based awards), the same valuation methodology as restricted stock awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate of derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period. The range of estimates used in the Monte Carlo calculations are as follows: (i) for 2025, volatility between 17%-18% and risk-free rate of 3.5%; (ii) for 2024, volatility between 17%-19% and risk-free rate between 4.2%-4.4%; (iii) for 2023, volatility between 20%-21% and risk free rate between 4.2%-4.5%; (iv) for 2022, volatility between 20%-22% and risk free rate between 4.4%-4.7%; and (v) for 2021, volatility between 18%-45% and risk free rate between 0.4%-0.7%.
3.Effective in 2025, we updated our peer group from the MSCI U.S. REIT Index to the FTSE Nareit Equity REITs Index. As a result of this change, the cumulative TSR for the periods presented have been recalculated using the FTSE Nareit Equity REITs Index. Had the MSCI U.S. REIT Index been used, cumulative TSR would have been (i) $137.53 in 2025; (ii) $133.59 in 2024; (iii) $122.84 in 2023; (iv) $108.00 in 2022; and (v) $143.06 in 2021.
4.AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. It provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items, which we believe are not pertinent to measuring a particular company’s on-going operating performance. The most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share. For a reconciliation of AFFO per share to net income available to common stockholders per share, see Appendix A on page A-1 of this Proxy Statement.

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Compensation Tables	Table of Contents
Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The line graph below compares (i) the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) the cumulative TSR of the FTSE Nareit Equity REITs Index, (iv) our net income, and (v) AFFO per share, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024 and 2025. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.

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Table of Contents	Compensation Tables
Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:
•AFFO per share;
•TSR ranking relative to MSCI REIT Index;
•Net Debt-to-Pro Forma Adjusted EBITDAre;
•Fixed charge coverage ratio;
•Portfolio occupancy; and
•Dividend per share growth rate
For additional information about how each of these measures has been incorporated into our 2025 compensation program, please see “Compensation Discussion and Analysis - 2025 STIP Performance Goals” on page 48 and “Compensation Discussion and Analysis - 2025 LTIP Performance Goals” on page 54.
CEO PAY RATIO
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. For 2025, we used the same median employee that was identified in 2024 since there have been no significant changes in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Regularly scheduled full-time and part-time employees, newly hired or on leave during 2025, were assumed to have worked for the entire 2025 measurement period. We captured all employees as of December 31, 2025, consisting of 544 individuals (including all international employees). We then determined the annual total compensation of our median employee, which includes base salary for 2025, annual cash bonus earned for 2025, the grant date fair value of equity awards granted during the 2025 measurement period, healthcare costs paid by the Company, matching 401(k) contributions, and the cost of group term life insurance paid by the Company. The annual total compensation of our median employee for 2025 was $154,939. The annual total compensation for 2025 for Mr. Roy, our CEO, was $16,251,931, which includes compensation as disclosed in the “Summary Compensation Table” on page 60. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 105 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies’ base salaries for 2025.

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DELINQUENT SECTION 16(A) REPORTS
All Section 16(a) filing requirements were complied with by our named executive officers and directors based solely on a review of copies of Forms 3, 4, and 5 and amendments thereto.

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto filed electronically with the SEC and written representations from certain reporting persons, we believe that during the year ended December 31, 2025, all Section 16(a) filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock.

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RELATED PARTY TRANSACTIONS The Company has adopted a Related Party Transaction Policy and Procedures governing the review, approval, and ratification of any related party transaction.

We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
We had no related party transactions in 2025.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 2, 2026, based on 932,450,634 shares of common stock outstanding as of the close of business on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class

Sumit Roy(1)	406,251	*
Jonathan Pong(2)	43,291	*
Neil M. Abraham(3)	88,221	*
Mark E. Hagan(4)	94,191	*
Michelle Bushore(5)	62,896	*
Shannon Kehle(6)	25,247	*
Gregory J. Whyte(7)	23,597	*
Michael D. McKee(8)	173,132	*
Priscilla Almodovar(9)	21,965	*
A. Larry Chapman(10)	8,889	*
Reginald H. Gilyard(11)	31,632	*
Mary Hogan Preusse(12)	19,211	*
Kim Hourihan(13)	3,399	*
Priya Cherian Huskins(14)	51,032	*
Jeff Jacobson(15)	11,632	*
Gerardo I. Lopez(16)	31,632	*
Gregory T. McLaughlin(17)	38,268	*
All directors, director nominees, and executive officers of the Company, as a group (17 persons)	1,134,486	0.1%
* Less than one-tenth of one percent

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Table of Contents	Security Ownership of Certain Beneficial Owners and Management

Stockholders Holding 5% or more	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class

The Vanguard Group, Inc.(18) 100 Vanguard Blvd. Malvern, PA 19355	113,920,044	12.2%
BlackRock, Inc.(19) 55 East 52nd Street New York, NY 10055	91,615,098	9.8%
State Street Corporation(20) One Lincoln St. Boston, MA 02111	61,025,701	6.5%
1.Mr. Roy’s total includes 83,205 shares of unvested restricted stock and 323,046 shares of stock directly owned.
2.Mr. Pong’s total includes 22,429 shares of unvested restricted stock and 20,862 shares of stock directly owned.
3.Mr. Abraham’s total includes 25,823 shares of unvested restricted stock and 62,398 shares of stock directly owned.
4.Mr. Hagan’s total includes 25,376 shares of unvested restricted stock and 68,815 shares of stock directly owned.
5.Ms. Bushore’s total includes 26,559 shares of unvested restricted stock and 36,337 shares of stock directly owned.
6.Ms. Kehle’s total includes 8,123 shares of unvested restricted stock and 17,124 shares of stock directly owned.
7.Mr. Whyte’s total includes 16,088 shares of unvested restricted stock and 7,509 shares of stock directly owned.
8.Mr. McKee’s total includes 140,832 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.
9.Ms. Almodovar’s total includes 7,634 shares of unvested restricted stock and 14,331 shares of stock directly owned.
10.Mr. Chapman’s total includes 8,889 shares of stock directly owned of record by The Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.
11.Mr. Gilyard’s total includes 7,633 shares of unvested restricted stock and 23,999 shares of stock directly owned.
12.Ms. Hogan Preusse’s total includes 7,633 shares of unvested restricted stock and 11,578 shares of stock directly owned.
13.Ms. Hourihan’s total includes 3,399 shares of unvested restricted stock.
14.Ms. Huskins’s total includes 51,032 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.
15.Mr. Jacobson’s total includes 11,632 shares of unvested restricted stock.
16.Mr. Lopez’s total includes 7,633 shares of unvested restricted stock and 23,999 shares of stock directly owned.
17.Mr. McLaughlin’s total includes 38,268 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
18.Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. (Vanguard) has sole power to dispose or direct the disposition of 110,240,366 shares of our common stock, shared power to vote or direct the vote of 1,517,400 shares of our common stock, and shared power to dispose or direct the disposition of 3,679,678 shares of our common stock. The Vanguard Group does not have the sole power to vote or direct the vote of any shares of our common stock.
19.Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on October 7, 2024, BlackRock, Inc. has sole power to vote or direct the vote of 83,273,253 shares of our common stock, has sole power to dispose or direct the disposition of 91,615,098 shares of our common stock, and does not have shared power to vote or direct the vote or dispose or direct the disposition of any shares of our common stock.
20.Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on October 16, 2024, State Street Corporation does not have the sole power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 44,446,699 shares of our common stock and the shared power to dispose or direct the disposition of 61,022,336 shares of our common stock.

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EQUITY COMPENSATION PLAN INFORMATION AS OF December 31, 2025 The following table sets forth certain equity compensation plan information as of December 31, 2025.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Right	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)(5)

Equity compensation plans approved by security holders(1)	777,784(2)	—	6,193,633(3)
Equity compensation plans not approved by security holders	140,878(4)	54.50	5,879,123(5)
Total	918,662	54.50	12,072,756
1.In March 2021, our Board of Directors adopted, and in May 2021, stockholders approved, the Realty Income Corporation 2021 Incentive Award Plan, as previously defined as the “2021 Plan”.
2.Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance but excluding unvested restricted stock.
3.Represents shares of our common stock available for issuance under our 2021 Plan, which was approved by our stockholders at our 2021 annual meeting of stockholders. The 2021 Plan authorizes the grant of 8,000,000 shares of our common stock. This amount has been reduced by potential awards under our LTIPs assuming the issuance of shares based on maximum performance (a total of 752,827 performance shares), unvested and outstanding restricted stock unit awards (a total of 24,957 restricted stock units), and unvested restricted stock (a total of 426,644) at December 31, 2025.
4.In connection with the merger of VEREIT, each outstanding VEREIT stock option and restricted stock unit that were unvested as of November 1, 2021 were converted into equivalent options and restricted stock units, in each case with respect to shares of the Company’s common stock, using the equity award exchange ratio in accordance with the merger agreement. The converted awards issued by Realty Income have identical terms to the original VEREIT award grant. This amount includes 28,343 options outstanding granted in connection with the merger with VEREIT. Additionally, this amount includes awards granted under the VEREIT, Inc. 2021 Equity Incentive Plan, including 68,224 performance shares outstanding based on target performance and 44,311 unvested and outstanding restricted stock unit awards at December 31, 2025.
5.Represents 5,879,123 shares which remained available for issuance under the VEREIT, Inc. 2021 Equity Incentive Plan immediately prior to the closing of the merger and has been adjusted by an exchange ratio of 0.705, that may be used for awards under the 2021 Plan and will not reduce the shares authorized for grant under the 2021 Plan, to the extent that awards using such shares (i) are permitted without stockholder approval under applicable stock exchange rules, (ii) are made only to VEREIT service providers or individuals who become Realty Income service providers following the date of the consummation of the merger, and (iii) are only granted under the 2021 Plan during the period commencing on the date of the consummation of the merger and ending on June 2, 2031. In connection with the merger of Spirit Realty Capital, we did not assume any equity compensation plans.

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AUDIT RELATED MATTERS The Audit Committee is responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

Annual Review of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements and the effectiveness of our internal control over financial reporting. In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators, including:
•Global firm reputation;
•Global and national support;
•Competency and service by the engagement team, including industry expertise;
•Management’s input as to the firm’s technical expertise and knowledge; and
•Quality and breadth of services provided relative to the cost of those services.
The results of this assessment were taken into consideration when determining whether to reappoint KPMG for the fiscal year ending December 31, 2026, who has been our external auditor since 1993. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG to serve as our independent registered public accounting firm is in the best interests of the Company and, therefore, the Audit Committee reappointed KPMG as our independent registered public accounting firm for 2026.
In addition to assessing the performance of our independent registered public accounting firm and the mandated rotation requirements, to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm’s lead engagement partner. The Audit Committee and its chairperson are directly involved in the selection of the independent registered public accounting firm’s lead engagement partner.

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Audit Related Matters	Table of Contents

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG, our independent registered public accounting firm. The fees paid to KPMG relating to 2025 and 2024 were as follows:

	2025(1) ($)	2024(1) ($)
Audit fees(2)	5,176,083	4,740,104
Tax fees(3)	1,880,188	1,660,000
All other fees(4)	148,929	185,000
1.There were no additional audit-related fees or other fees incurred during 2025 or 2024 other than those set forth above.
2.Includes the aggregate fees billed by KPMG for the audit of our annual financial statements and our internal control over financial reporting; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the issuances of comfort letters to underwriters; the reviews of registration statements in connection with the issuance of consents; a limited assurance review of greenhouse gas emissions in 2025; United Kingdom, Luxembourg, and France statutory audit fees in 2025 and United Kingdom, Luxembourg, France, and Portugal statutory audit fees in 2024; accounting and reporting fees incurred for the open-end fund in 2025; accounting and reporting fees incurred for the Spirit Realty Capital acquisition in 2024; and merger-related fees incurred for the Spirit Realty Capital acquisition in 2024.
3.Includes the aggregate fees billed by KPMG for tax services. Tax services consisted of tax return preparation, tax compliance, and tax consulting.
4.Includes accounting advisory fees in 2025 and "Business Impact and Sustainability Reporting” readiness engagement fees in 2024.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the Company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.
All of the services described above received pre-approval pursuant to policies and procedures that were established to comply with SEC rules that require pre-approval of audit and non-audit services.
The Audit Committee has established the following thresholds for pre-approval of non-audit services to be performed by our auditor in accordance with our pre-approval policies and procedures:
•Select members of management have authority up to $100,000;
•The Audit Committee Chair has authority up to $250,000; and
•Engagement services of greater than $250,000 require approval from the Audit Committee.
The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG in 2025 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

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AUDIT COMMITTEE REPORT The Audit Committee of the Board of Directors of the Company is comprised of independent directors as required by the listing standards of the NYSE.

The Audit Committee of the Board of Directors of the Company is comprised of independent directors as required by the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the SEC, which was adopted by Realty Income’s Board of Directors.
The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG, to provide assistance to the Board of Directors in its oversight of Realty Income’s cybersecurity, information technology and data privacy risks, as well as enterprise-level risks that may affect Realty Income’s financial statements, operations, business continuity and reputation, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as the execution of Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal control over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. GAAP, and management’s assessment of and the effectiveness of Realty Income’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and KPMG the audit of the consolidated financial statements and the audit of Realty Income’s internal control over financial reporting, as of and for the year ended December 31, 2025. The Audit Committee has discussed with KPMG the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and it has discussed with KPMG its independence from Realty Income and its management. The Audit Committee has also considered whether KPMG’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG’s independence and has concluded that KPMG is independent.
The Audit Committee has oversight responsibilities for reviewing the services performed by KPMG and retains sole authority to select, evaluate, compensate and replace our independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee discusses KPMG’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee annually evaluates the reputation, qualifications, performance and independence of KPMG and its lead audit partner. The Audit Committee also follows the SEC requirement with respect to the rotation of the lead engagement partner at least every five years. At the request of management and the Audit Committee, KPMG presents a short list of candidates. Management meets with the candidates and proposes a candidate to meet with the Audit Committee, who then decides whether to affirm the selection or expand the search.
Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Priscilla Almodovar, Chair
A. Larry Chapman
Jeff Jacobson
Gregory T. McLaughlin
The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by Realty Income under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

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FREQUENTLY ASKED QUESTIONS The Annual Meeting will be held on May 21, 2026 at 9:00 a.m. Pacific Time.

WHEN IS THE ANNUAL MEETING?
The Annual Meeting will be held on May 21, 2026 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be a virtual meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/realty2026.
HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2026 on Thursday, May 21, 2026, at 9:00 a.m. Pacific Time. In order to participate in the meeting, stockholders will need their unique control number, which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Thursday, May 14, 2026, so that you can be provided with a control number and gain access to the meeting.
WHAT IS THE PURPOSE OF THE ANNUAL MEETING?
At the Annual Meeting, stockholders as of the close of business on the record date, March 2, 2026, will consider and vote upon:
•the election of eleven director nominees named in this Proxy Statement to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•a non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote); and
•the transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
Holders of our common stock at the close of business on March 2, 2026 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 932,450,634 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.
HOW WILL I RECEIVE MY PROXY MATERIALS FOR THE ANNUAL MEETING?
Beginning on or about March 25, 2026, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference, if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of

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Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.
In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD OR AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record.” In this case, you receive your dividend check from Computershare. This year we have engaged the services of Broadridge Financial Solutions, Inc. (“Broadridge”) to mail our Proxy Materials or Notice to our registered holders.
If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.
IS IT NECESSARY TO VOTE IF MY SHARES ARE HELD IN MY BROKERAGE ACCOUNT?
It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker, or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.
HOW DO I VOTE?
You may vote or authorize a proxy to vote using any of the following methods:
By Internet
Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, on May 20, 2026. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.
By Telephone
Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, on May 20, 2026. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.
By Mail
If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy card in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy card to: Realty Income Corporation, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Virtual Meeting Access
Vote your shares by logging onto and voting at the virtual Annual Meeting at www.virtualshareholdermeeting.com/realty2026 on May 21, 2026. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

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Frequently Asked Questions	Table of Contents
VIRTUAL STOCKHOLDER MEETING
In order to allow broad-based access to our employees, stockholders, and community to the Annual Meeting, the Board has again decided to continue to hold the Annual Meeting virtually. Our directors will participate in the virtual Annual Meeting.
Date and Time: The Annual Meeting will be held virtually through a live audio webcast on Thursday, May 21, 2026, at 9:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
Log in Instructions: To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2026. Stockholders will need their unique control number, which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Thursday, May 14, 2026, so that you can be provided with a control number and gain access to the meeting.
Submitting Questions at the Virtual Annual Meeting: Stockholders may submit questions in writing during the Annual Meeting at www.virtualshareholdermeeting.com/realty2026. Stockholders will need their unique control number which appears on their Notice, the proxy card, and the instructions that accompanied the Proxy Materials.
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Answers to any such questions that are not addressed during the Annual Meeting (if any) will be published following the meeting in the ”Investors” section of our website at www.realtyincome.com.
Technical Assistance: Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have in accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page.
Voting Shares: Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2026 on the day of and during the virtual Annual Meeting. If your shares of common stock are held by a bank, broker, or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker, or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Availability of Live Webcast: The live audio webcast will be available to not only our stockholders, but also our employee team members and other constituents.
HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?
Our Board of Directors recommends that you vote your shares as follows:
•Proposal 1: FOR the election to the Board of Directors of each of the eleven nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•Proposal 3: FOR the say-on-pay vote.
WHAT HAPPENS IF I DO NOT INDICATE MY VOTING PREFERENCES?
If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of our Board of Directors, which are as follows:

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•Proposal 1: FOR the election to the Board of Directors of each of the eleven nominees listed in this Proxy Statement;
•Proposal 2: FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•Proposal 3: FOR the say-on-pay vote.
On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.
If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors and the say-on-pay vote but is permitted to vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.
MAY I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:
•delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•signing and returning to our Corporate Secretary a proxy card bearing a later date;
•authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•logging onto and voting at the virtual Annual Meeting.
If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.
Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michelle Bushore, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.
WHAT ARE THE QUORUM AND VOTING REQUIREMENTS ON THE THREE PROPOSALS MENTIONED IN THIS PROXY STATEMENT?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted by the holder of those shares, or a duly authorized proxy, during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.

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Frequently Asked Questions	Table of Contents

The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:

Proposal Number	Subject	Vote Required(1)	Impact of Abstentions and Broker Non-Votes, if any

1	Election of Directors(2)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.	An abstention or a broker non-vote will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares in the election of directors.

2	Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since it is a routine matter and, if you are a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.	An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

1.Pursuant to our Bylaws, a “majority of votes cast” standard requires that the number of votes cast “FOR” a proposal or director nominee must exceed the number of votes cast “AGAINST” such proposal or director nominee.
2.In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered offer of resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board, such director shall continue to serve until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
WILL ANY OTHER BUSINESS BE CONDUCTED DURING THE ANNUAL MEETING?
Our Board of Directors does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons exercising the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.
If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).
WHO WILL COUNT THE VOTE?
Representatives of Broadridge will tabulate the votes and act as inspector of election.

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MAY I ACCESS THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ON THE INTERNET?
Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2025 Annual Report are available on the “Investors” section of our website at www.realtyincome.com. You may also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice. On the day of and during the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2025 Annual Report will be available at www.virtualshareholdermeeting.com/realty2026.
WHO BEARS THE COST OF SOLICITING PROXIES?
We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We intend to engage an outside solicitation firm, Okapi Partners LLC, to assist in the solicitation of proxies for an estimated fee of $16,000 plus expenses. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

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STOCKHOLDER PROPOSALS for our 2027 Annual Meeting Our Bylaws include market-standard proxy access nominating provisions.

In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2027 annual meeting of stockholders, it must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before November 25, 2026.
For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2027 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between October 26, 2026 and November 25, 2026 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.
In addition, if a stockholder desires to bring business (including director nominations) before our 2027 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2027 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between October 26, 2026 and 5:00 p.m., Pacific Time, on November 25, 2026. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.

88 Realty Income	2026 Proxy Statement

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this Proxy Statement, the words “estimate,” “anticipate,” “assume,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plan,” “seek,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio including management thereof; our platform; growth strategies, investment pipeline and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; operations and results; the announcement of operating results, strategy, plans, and the intentions of management; our share repurchase program; settlement of shares of common stock sold pursuant to forward sale confirmations under our At-the-Market (“ATM”) program; dividends, including the amount, timing and payments of dividends; and macroeconomic and other business trends, including interest rates and trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); volatility and uncertainty in the credit and financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments (including rights of first refusal or rights of first offer), and potential damages from natural disasters; impairments in the value of our real estate assets; volatility and changes in domestic and foreign laws and the application, enforcement or interpretation thereof (including with respect to tax laws and rates); property ownership through co-investment ventures, funds, joint ventures, partnerships and other arrangements which, among other things, may transfer or limit our control of the underlying investments; epidemics or pandemics; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers, acquisitions, co-investment ventures, funds, joint ventures, partnerships and other arrangements; and those additional risks and factors discussed in our reports filed with the SEC.
Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date this Proxy Statement was filed with the SEC. Past operating results and performance are provided for informational purposes and are not a guarantee of future results. There can be no assurance that historical trends will continue. Actual plans and operating results may differ materially from what is expressed or forecasted in this Proxy Statement and forecasts made in the forward-looking statements discussed in this Proxy Statement might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

2026 Proxy Statement	Realty Income 89

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

90 Realty Income	2026 Proxy Statement

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation and Talent Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the Proxy Materials and is not incorporated herein by reference.
By Order of the Board of Directors,
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
March 25, 2026

2026 Proxy Statement	Realty Income 91

APPENDIX A Non-GAAP financial measures reconciliation.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds from Operations, Normalized Funds from Operations, and Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to funds from operations (“FFO”), normalized funds from operations (“Normalized FFO”), and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted computation per share (dollars in thousands, except per share amounts). Certain prior period AFFO amounts have been reclassified to conform to the current period presentation. These classifications had no impact on previously reported AFFO.

	2025	2024	2023	2022	2021
Net income available to common stockholders	$1,058,590	$847,893	$872,309	$869,408	$359,456
Depreciation and amortization	2,524,200	2,395,644	1,895,177	1,670,389	897,835
Depreciation of furniture, fixtures and equipment	(2,622)	(2,857)	(2,239)	(2,014)	(1,026)
Provisions for impairment of real estate	434,497	319,032	82,208	25,860	38,967
Gain on sales of real estate	(177,640)	(117,275)	(25,667)	(102,957)	(55,798)
Proportionate share of adjustments for unconsolidated entities	33,345	29,124	4,205	12,812	1,931
FFO adjustments allocable to noncontrolling interests	(10,047)	(3,902)	(3,855)	(1,605)	(785)
FFO available to common stockholders	$3,860,323	$3,467,659	$2,822,138	$2,471,893	$1,240,580
Merger, transaction, and other costs, net(1)	24,214	96,292	14,464	13,897	167,413
Normalized FFO available to common stockholders	$3,884,537	$3,563,951	$2,836,602	$2,485,790	$1,407,993
Debt-related non-cash items:
(Gain) loss on extinguishment of debt	—	—	—	(367)	97,178
Amortization of net debt discounts (premiums) and deferred financing costs	36,705	15,361	(44,568)	(67,150)	(6,182)
Amortization of acquired interest rate swap value(2)	11,048	13,935	—	—	—
Capital expenditures from operating properties:
Leasing costs and commissions	(9,481)	(8,558)	(9,878)	(5,236)	(6,201)
Recurring capital expenditures	(335)	(402)	(331)	(587)	(1,202)
Other non-cash items:
Non-cash change in allowance for credit losses	36,838	106,801	4,874	—	—
Amortization of share-based compensation	30,770	32,741	26,227	21,617	16,234
Straight-line rent and expenses, net	(169,217)	(171,887)	(141,130)	(120,252)	(61,350)
Amortization of above and below-market leases, net	47,228	55,870	79,101	63,243	37,970
Deferred tax expense	603	3,552	—	—	—
Proportionate share of adjustments for unconsolidated entities	(2,991)	(2,078)	932	(4,239)	(1,948)
Excess of redemption value over carrying value of preferred shares redeemed	—	5,116	—	—	—
Other adjustments(3)	20,193	7,035	23,041	28,540	6,261

2026 Proxy Statement	Realty Income A-1

Appendix A	Table of Contents

	2025	2024	2023	2022	2021
AFFO available to common stockholders	3,885,898	3,621,437	2,774,870	2,401,359	1,488,753
AFFO allocable to dilutive noncontrolling interests	9,323	6,599	5,540	4,033	1,619
Diluted AFFO	3,895,221	3,628,036	2,780,410	2,405,392	1,490,372
AFFO per common share:
Basic	$4.28	$4.20	$4.01	$3.93	$3.59
Diluted	$4.28	$4.19	$4.00	$3.92	$3.59
Distributions paid to common stockholders	$2,920,895	$2,691,719	$2,111,793	$1,813,432	$1,169,026
AFFO available to common stockholders in excess of distributions paid to common stockholders	$965,003	$929,718	$663,077	$587,927	$319,727
Weighted average number of common shares used for computation per share:
Basic	907,169	862,959	692,298	611,766	414,535
Diluted	911,015	865,842	694,819	613,473	415,270
1.During the year ended December 31, 2025, we incurred $24.2 million of merger, transaction, and other costs, net, consisting primarily of placement fees incurred in fundraising for the Fund. During the year ended December 31, 2024, we incurred $96.3 million of merger, transaction, and other costs, net primarily related to transaction and integration related costs related to the Spirit merger.
2.Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit Realty Capital merger.
3.Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.
Pro Forma Adjusted EBITDAre
The following is a reconciliation of fourth quarter net income available to common stockholders (which we believe is the most comparable GAAP measure) to Quarterly Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization for Real Estate (“Adjusted EBITDAre”) (dollars in thousands):

Three months ended December 31, 2025
Net income	$301,636
Interest	288,199
Income taxes	21,800
Depreciation and amortization	635,435
Provisions for impairment	124,411
Merger, transaction, and other costs, net	10,261
Gain on sales of real estate	(67,430)
Foreign currency and derivative loss, net	18,902
Proportionate share of adjustments from unconsolidated entities	19,576
Adjustments attributable to noncontrolling interests	(12,236)
Quarterly Adjusted EBITDAre	$1,340,554
Annualized Adjusted EBITDAre(1)	$5,362,216
Annualized Pro Forma Adjustments	$51,811
Annualized Pro Forma Adjusted EBITDAre	$5,414,027

A-2 Realty Income	2026 Proxy Statement

Table of Contents	Appendix A

Three months ended December 31, 2025
Total consolidated debt(2)	$29,116,111
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190
Noncontrolling interests share of debt, excluding deferred financing costs	(55,637)
Less: Pro-Rata Share of cash and cash equivalents(3)	(419,402)
Net Debt(4)	$29,300,262
Net Debt/Annualized Pro Forma Adjusted EBITDAre(5)	5.4x

Reconciliation of Consolidated Cash to Pro-Rata Share of Cash and Cash Equivalents:
Total Cash and cash equivalents per the consolidated balance sheet	$434,842
Add: proportionate share of unconsolidated entities cash	6,609
Less: adjustments allocable to noncontrolling interests	(22,049)
Total Pro-Rata Share of cash and cash equivalents	$419,402
1.We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
2.Total consolidated debt is total debt per the consolidated balance sheet, excluding deferred financing costs and net discounts.
3.Reflects adjustments for our share based on our proportionate economic ownership of our joint ventures (which adds our pro-rata share of unconsolidated entities and deducts our noncontrolling interests share).
4.Net Debt is total debt, excluding deferred financing costs and net discounts, less cash and cash equivalents, at our Pro-Rata Share.
5.The reconciliation of Net Debt/Annualized Pro Forma Adjusted EBITDAre above also represents the reconciliation of Net Debt/Pro Forma Adjusted EBITDAre referenced elsewhere in this Proxy Statement.
The Annualized Pro Forma Adjustments, which includes transaction accounting adjustments in accordance with U.S. GAAP and adjusted for our pro-rata share, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The following table summarizes our Annualized Pro Forma Adjusted EBITDAre calculation for the period indicated below:

Dollars in thousands	Three months ended December 31, 2025
Annualized pro forma adjustments from investments acquired or stabilized	$116,680
Annualized pro forma adjustments from investments disposed	(64,869)
Annualized Pro Forma Adjustments	$51,811

2026 Proxy Statement	Realty Income A-3

REALTY INCOME

11995 EL CAMINO REAL,

SAN DIEGO, CA 92130

WWW.REALTYINCOME.COM

REALTY INCOME
The Monthly Dividend Company®

REALTY INCOME CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/REALTY2026**

You may attend the meeting via the Internet and vote during the meeting. To vote during the meeting, you will need the control number which is available on the Notice.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82655-P42231 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REALTY INCOME CORPORATION

Nominees:	For	Against	Abstain
1a. Priscilla Almodovar	☐	☐	☐
1b. A. Larry Chapman	☐	☐	☐
1c. Reginald H. Gilyard	☐	☐	☐
1d. Mary Hogan Preusse	☐	☐	☐
1e. Kim Hourihan	☐	☐	☐
1f. Priya Cherian Huskins	☐	☐	☐
1g. Jeff Jacobson	☐	☐	☐
1h. Gerardo I. Lopez	☐	☐	☐
1i. Michael D. McKee	☐	☐	☐
1j. Gregory T. McLaughlin	☐	☐	☐
1k. Sumit Roy	☐	☐	☐
Proposal 2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐
Proposal 3. A non-binding advisory proposal to approve the compensation of our named executive officers as described in the Proxy Statement.	☐	☐	☐

Note: The proxies may vote in their discretion upon any other matter as may properly come before the Annual Meeting or any adjournments, continuations or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If the holder is a corporation or partnership, please sign with the full corporate or partnership name by an authorized officer, identifying his or her title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V82656-P42231

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 21, 2026
9:00 a.m., Pacific Time
www.virtualshareholdermeeting.com/REALTY2026

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for exercise at the Annual Meeting of Stockholders on May 21, 2026 (the "Annual Meeting").

The shares of stock held in the account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the eleven director nominees to serve until the 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and "FOR" the non-binding advisory proposal to approve the compensation of our named executive officers as described in the proxy statement for the Annual Meeting (the "Proxy Statement").The votes you are entitled to cast will be cast in the discretion of the proxy holder described below on any other matter that may properly come before the meeting or any postponement or adjournment thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies given with respect to the Annual Meeting and appoint Michelle Bushore and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any postponement or adjournment thereof and otherwise to represent you at the Annual Meeting and any postponement or adjournment thereof with all powers possessed by you, if personally present.

Continued and to be signed on reverse side